Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made May 31, 2009 by and among Jamba, Inc., a Delaware corporation (the “Company”), and each of those Persons, severally and not jointly, listed as a Purchaser on the Schedule of Purchasers attached as Exhibit A hereto (the “Schedule of Purchasers”). Such Persons are hereinafter collectively referred to herein as “Purchasers” and each individually as a “Purchaser.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in Article I hereof.

RECITALS

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchasers at the Closing, as set forth on Exhibit A, an aggregate of 170,000 shares of Series B-1 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series B-1 Preferred Stock”) and an aggregate of 134,348 shares of Series B-2 Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series B-2 Preferred Stock” and together with the Series B-1 Preferred Stock, the “Preferred Stock”), initially convertible into an aggregate of 30,434,800 shares of Common Stock (as may be adjusted in accordance with the terms of the Certificate of Designation (the “Underlying Shares”). The shares of Preferred Stock being issued and sold pursuant to this Agreement shall be referred to herein as “Purchased Shares.”

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the SEC under the Securities Act.

WHEREAS, as a condition to the willingness of the Purchasers to enter into this Agreement, in connection with the Closing the Purchasers and the Company will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company shall provide certain registration rights under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I     DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“2008 10-K” has the meaning set forth in the definition of “Qualifying SEC Documents” as set forth in Section 1.1 of this Agreement.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, ten percent (10%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, joint venturers and partners; provided, however, that in no case shall a Purchaser be deemed to be an Affiliate of the Company or any of its Subsidiaries for purposes of this Agreement or the other Transaction Documents. For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board Membership Qualifications” has the meaning set forth in Section 7.1(c) of this Agreement.

“Board Nomination Rights” has the meaning set forth in Section 7.1(b) of this Agreement.

“Board Observer” has the meaning set forth in Section 7.1(h) of this Agreement.

“Board of Directors” means the Board of Directors of the Company.

“Board Representative” means any individual nominated by the Mistral Purchasers or the Serruya Purchaser for membership to the Board of Directors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Bylaws” means the Bylaws of the Company, and all amendments thereto.

“Certificate of Designation” means the Certificate of Designation with respect to the Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Closing Date in the form attached hereto as Exhibit C.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company and all amendments and certificates of designations thereto, in effect on the Closing Date.

“Claim” has the meaning set forth in Section 3.7 of this Agreement.

“Closing” has the meaning set forth in Section 2.2(a) of this Agreement.

“Closing Amount” means, with respect to any Purchaser, the total number of shares of Common Stock beneficially owned by such Purchaser or issued or issuable upon the conversion of the Purchased Shares owned by such Purchaser immediately following the Closing.

“Closing Date” has the meaning set forth in Section 2.2(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, substantively analogous to, convertible into or exchangeable or exercisable into or for, shares of Common Stock, including, without limitation, the Purchased Shares and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchasers on the date hereof and attached hereto as Exhibit D.

“Company Indemnified Parties” has the meaning set forth in Section 9.2(b) of this Agreement

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or on the transactions contemplated hereby and by other Transaction Documents, or on the authority or ability of the Company to fully and timely perform its obligations under any Transaction Document; provided, that none of the following shall be taken into account when determining whether there has been a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to: (i) economic conditions generally in the United States, or conditions in general in the industry and markets in which the Company and its Subsidiaries conduct their businesses, except to the extent such changes materially and disproportionately affect, in an adverse manner, the Company and its Subsidiaries, taken as a whole, (ii) any change in the laws or regulations generally applicable to the industry or markets in which the Company and its Subsidiaries operate, except to the extent such changes materially and disproportionately affect, in an adverse manner, the Company and its Subsidiaries, taken as a whole, (iii) any decrease in the market price or trading volume of the Common Stock (provided that the underlying causes of such decrease (subject to the other provisions of this paragraph) shall not be excluded), (iv) any failure to meet internal projections or forecasts or published revenue or earnings predictions for any period (provided that the underlying causes of such failures (subject to the other provisions of this paragraph) shall not be excluded), (v) any adverse change, effect, event, occurrence, state of facts or development resulting from the announcement or pendency of the transactions contemplated by this Agreement or (vi) any adverse change, effect, occurrence, state of facts or development resulting from compliance with the terms and conditions of this Agreement.

“Continuing Director” means (i) the members of the Board of Directors on the Closing Date and (ii) each other member of the Board of Directors for whom such other member’s nomination for election to the Board of Directors is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“Current UFOC” means the Uniform Franchise Offering Circular or Franchise Disclosure Document in use in connection with the offer or sale of Franchises in the United States and its territories (or to a Person domiciled anywhere therein) as of the date of this Agreement.

“DGCL” has the meaning set forth in Section 3.31(d) of this Agreement.

“Disclosing Party” has the meaning set forth in Section 7.7(a) of this Agreement.

“Environmental Laws” means all federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to Hazardous Materials into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, Permits, plans or regulations issued, entered, promulgated or approved thereunder.

“Equity Plans” means the Company’s 2006 Employee, Director and Consultant Stock Plan, the Jamba Juice Company 2001 Equity Incentive Plan and the Jamba Juice Company 1994 Stock Incentive Plan or any other equity compensation plan, agreement, or arrangement maintained by the Company or any of its Subsidiaries.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire (whether by conversion, exchange, exercise or otherwise) any of the foregoing, including all equity awards granted under the Equity Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations and published interpretations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exercise Notice” has the meaning set forth in Section 7.9(b) of this Agreement.

“Exercising Party” has the meaning set forth in Section 7.9(a) of this Agreement.

“Financial Statements” means, with respect to any accounting period for any Person, statements of income and of cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“Foreign Franchises” has the meaning set forth in Section 3.23(c) of this Agreement.

“Form 8-K” has the meaning set forth in Section 7.7(b) of this Agreement

“Franchise” means the franchise granted by the Company or any of its Subsidiaries to a Person to establish and operate a “Jamba Juice” store, and other food products and beverages and related services under the name “Jamba Juice.”

“Franchise Agreement” has the meaning set forth in Section 3.23(a) of this Agreement.

“Franchisee” means a Person to whom the Company or any of its Subsidiaries grants a Franchise.

“FTC Rule” means the Trade Regulation Rule on Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures promulgated by the Federal Trade Commission, 16 CFR Part 436.

“GAAP” means generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

“Governance Committee” has the meaning set forth in Section 7.1(c) of this Agreement.

“Governmental Authority” means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFOC” means a franchise offering circular for use in connection with the offer or sale of Franchises in jurisdictions outside of the United States and its territories.

“Indebtedness” means, as to any Person, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, excluding “capital” and “operating” leases; (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, excluding (i) letters of credit issued as collateral for self-insured worker’s compensation and self-insured health insurance plans, in an aggregate amount not to exceed $5,000,000 through June 30, 2009 and in an aggregate amount not to exceed $3,000,000 thereafter, and (ii) surety bonds issued to secure operating activities in an aggregate amount not to exceed $1,000,000; (d) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case, with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person that owns such assets or property has not assumed or become liable for the payment of such indebtedness, (g) all contingent obligations in respect of indebtedness or obligations of others, of the kinds referred to in clauses (a) through (f) above; (h) banker’s acceptances; (i) the balance deferred and unpaid of the purchase price of any property or services due more than six (6) months after such property is acquired or such services are completed; and (j) Hedging Obligations. In addition, the term “Indebtedness” of Company or any of its Subsidiaries, as applicable, includes (i) all Indebtedness of others secured by a Lien on any assets of any of the Company or any of its Subsidiaries (whether or not such Indebtedness is assumed by the Company or such Subsidiaries), and (ii) to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any Indebtedness of any other Person; provided, however, that Indebtedness shall not include, in connection with any refranchising transaction, any lease guarantee of a franchisee or any sublease entered into between the Company and a franchisee by which the franchisee does not pay the Company, as sublandlord, the full amount the Company, as a lessee, is required to pay the landlord under the lease.

“Indemnified Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Insolvent” means, with respect to each of the Company or any of its Subsidiaries, (i) the present fair saleable value of the Company’s or any of its Subsidiaries’ assets is less than the amount required to pay the Company’s or any of its Subsidiaries’ total Indebtedness as applicable, (ii) the Company or any of its Subsidiaries is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company or any of its Subsidiaries intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Company or any of its Subsidiaries has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

“Intellectual Property Rights” means in any and all jurisdictions throughout the world: (a) all trademarks, service marks, logos, designs, business names, trade dress, domain names, brand names or other indicia of origin, including all registrations and applications thereof and all goodwill associated therewith; (b) all copyrightable works, all copyrights, including all applications, registrations, renewals and extensions in connection therewith; (c) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures; (d) all trade secrets, and, to the extent confidential, know-how, processes, procedures, customer lists and personally identifiable information, databases, confidential business information, ideas, research and development, formulae, supplier lists, pricing and cost information, business and marketing plans and proposals and other confidential proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection); (e) all computer programs, whether in source code or object code form, all data, database specifications, designs and compilations and all documentation relating to any of the foregoing; (f) all advertising and promotional materials; and (g) all other rights, of any nature, similar to the foregoing.

“Inventory” has the meaning provided in the Uniform Commercial Code.

“IP Contract” has the meaning set forth in Section 3.22(d) of this Agreement.

“Knowledge” means the knowledge of the executive officers of the Company, after due inquiry.

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, directive, ordinance, code, constitution, principle of common law, equity or treaty.

“Liabilities” has the meaning set forth in Section 3.14(b) of this Agreement.

“Lien” means any lien, security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, whether or not filed, recorded or otherwise perfected under applicable Law, whether now or hereafter owned, operated or leased, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

“Losses” has the meaning set forth in Section 9.2(a) of this Agreement.

“Majority Interest” means (i) for all periods prior to the Closing, those Purchasers whose Transaction Percentages are greater than or equal to fifty percent (50%) in the aggregate and (ii) for all periods from and after the Closing, those holders (or their permitted assigns) who hold a majority of the shares of Common Stock issued or issuable upon conversion of all of the Purchased Shares (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse split or other like changes in the Company’s capital structure).

“Material Contract” means any contract or arrangement to which the Company or any of its Subsidiaries is a party (other than the Transaction Documents) that is (x) material to the Company and its Subsidiaries, taken as a whole or (y) that is required to be filed as an exhibit to the reports of the Company filed with the SEC pursuant to its obligations under the Exchange Act and in accordance with Item 601 of Regulation S-K.

“Mistral Manager” has the meaning set forth in Section 2.2(c) of this Agreement.

“Mistral Ownership Floor” has the meaning set forth in Section 7.1(f) of this Agreement.

“Mistral Purchaser” means any of Mistral Equity Partners, LP, Mistral Equity Partners QP, LP and MEP Co-Investment, LLC.

“Mistral Purchaser Sale” has the meaning set forth in Section 7.1(f) of this Agreement.

“Mistral Representatives” means two (2) individuals identified by the Mistral Purchasers for membership to the Board of Directors by way of written notice delivered to the Company not fewer than two (2) Business Days prior to the Closing Date.

“Mistral Seats” has the meaning set forth in Section 7.1(a) of this Agreement.

“Monitoring Fee” means an amount equal to (a) $150,000 less (b) the annual cash compensation payable (pro-rated for the appropriate period ending on the respective Payment Date) to the Mistral Manager for the services of the Mistral Representatives as members of the Board of Directors under Section 7.1(g); provided, however, that in no event shall the aggregate amount paid to the Mistral Manager as a Monitoring Fee from and after the Closing Date exceed $3,060,000 in the aggregate.

“NASDAQ Global Market” has the meaning set forth in Section 3.8(b) of this Agreement.

“NASDAQ Stock Market” means The NASDAQ Stock Market, LLC.

“New Security” has the meaning set forth in Section 7.9(a) of this Agreement.

“Offer Notice” has the meaning set forth in Section 7.9(b) of this Agreement.

“Orders” has the meaning set forth in Section 3.2 of this Agreement.

“Payment Date” has the meaning set forth in Section 7.10 of this Agreement.

“Permits” has the meaning set forth in Section 3.8(c) of this Agreement.

“Permitted Dispositions” means (i) sales of Inventory in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus property in the ordinary course of business, (iii) the granting of Permitted Liens, (iv) the licensing of patents, trademarks, copyrights and other intellectual property rights to Franchisees in the ordinary course of business, (v) the leasing or subleasing of assets of the Company and its Subsidiaries to Franchisees in the ordinary course of business, (vi) the termination of leases in connection with closed Restaurants and the leasing or subleasing of assets of the Company and its Subsidiaries in lieu of the termination of leases in connection with closed Restaurants, (vii) the licensing of trademarks to third parties in connection with product license agreements entered into in the ordinary course of business, (viii) the sale of each of the Restaurants identified on Section 3.14 of the Company Disclosure Schedule and (ix) development agreements and Franchise Agreements in each case entered into in the ordinary course of business.

“Permitted Liens” means (i) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (ii) Liens securing judgments for the payment of money, (iii) Liens as set forth on Section 3.9(a)(iv) of the Company Disclosure Schedule, provided that any such Lien only secures the Indebtedness that it secures, (iv) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business, (v) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case, incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vi) Liens incurred in the ordinary course of business in connection with workers’ compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), and (vii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business.

“Permitted Transferee” has the meaning set forth in Section 8.2(a) of this Agreement.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plan” means each “employee benefit plan” within the meaning of section 3(3) of ERISA and all other plans, arrangements, policies, programs, agreements or other commitments providing for retirement, employee benefits, compensation, incentive compensation or fringe benefits, including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accident insurance plan, whether oral or written, whether or not subject to ERISA, as to which the Company or its Subsidiaries sponsor, maintain, contribute to, on behalf of any current or former employee, executive, director, officer, consultant or independent contractor, have or could have any direct or indirect, actual or contingent liability.

“Preemptive Rights Fraction” has the meaning set forth in Section 7.9(a) of this Agreement.

“Preferred Director” means at any given point in time, any Board Representative that fills any of the Mistral Seats or any Serruya Seat or Seats, as the case may be.

“Preferred Director Voting Right” has the meaning set forth in Section 7.1(b) of this Agreement.

“Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1(b) of this Agreement.

“Purchaser New Securities” has the meaning set forth in Section 7.9(a) of this Agreement.

“Purchased Shares” has the meaning set forth in the recitals to this Agreement.

“Purchaser Disclosure Schedule” means, with respect to any Purchaser, the disclosure schedule delivered by such Purchaser on the date hereof and attached hereto as Exhibit E.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Qualifying SEC Documents” means the Annual Report of the Company for the fiscal year ended December 30, 2008, filed on Form 10-K with the SEC (the “2008 10-K”), and all other SEC Documents filed by the Company with the SEC following the date of the filing of such Form 10-K with the SEC but on or prior to May 26, 2009 and excluding, in each case, (ii) all forward-looking statements, (ii) risk factor disclosure and (iii) documents incorporated by reference therein.

“Rebates” means “rebates” as defined for purposes of the UFOC and applicable United States Law with respect to Franchises in the United States and its territories and rebates and similar payments regulated or required to be disclosed under applicable Laws outside of the United States and its territories with respect to such non-United States jurisdictions, as applicable.

“Registration Laws” means any and all Laws of the various states of the United States that require disclosure and/or registration before a company may offer and/or sell franchises or business opportunities.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Regulation D” has the meaning set forth in the recitals to this Agreement.

“Rejection Date” has the meaning set forth in Section 8.3(a) of this Agreement.

“Remaining New Securities” has the meaning set forth in Section 7.9(d).

“Requirement of Law” means, as to any Person, any Law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case, applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Restaurant” means any “Jamba Juice” store or restaurant.

“Rights Agreement” has the meaning set forth in Section 3.31(b) of this Agreement.

“Rights Amendment” has the meaning set forth in Section 5.13 of this Agreement.

“Schedule of Purchasers” has the meaning set forth in the preamble to this Agreement.

“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Serruya Ownership Floor” has the meaning set forth in Section 7.1(f).

“Serruya Purchaser” means initially 1082272 Ontario Inc., and prior to and after Closing shall mean a newly-created entity at least 60% of which is beneficially owned by Michael Serruya and/or his “immediate family members” (as defined in the rules and regulations of the SEC), which entity shall be reasonably acceptable to the Company and to which the rights and obligations of 1082272 Ontario Inc. under this Agreement shall be transferred prior to Closing.

“Serruya Purchaser Sale” has the meaning set forth in Section 7.1(f).

“Serruya Representative” means Michael Serruya.

“Serruya Seat” has the meaning set forth in Section 7.1(a) of this Agreement.

“Serruya Seats” has the meaning set forth in Section 7.1(a) of this Agreement.

“Standstill Period” means with respect to any Purchaser the period beginning on the Closing Date and ending on the earlier of (a) the first calendar day following the Company’s 2011 annual stockholder meeting, (b) June 1, 2011, (c) the date on which a majority of the Board of Directors (excluding for these purposes any Preferred Directors) is no longer comprised of Continuing Directors and (d) the date on which there exists dividend arrearages in respect of three (3) quarterly dividend payments under the terms of the Certificate of Designation until such time as all accrued quarterly dividend payments required thereunder have been paid in full and in cash.

“Subsidiaries” means, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting Equity Securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Survival Period” has the meaning set forth in Section 9.1 of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Certificate of Designation and the Rights Amendment.

“Transaction Expenses” has the meaning set forth in Section 2.2(c) of this Agreement.

“Transaction Fee” has the meaning set forth in Section 2.2(c) of this Agreement.

“Transaction Percentage” means, with respect to any Purchaser, a fraction, the numerator of which is such Purchaser’s aggregate Purchase Price payable for its Purchased Shares at the Closing pursuant to Section 2.1(b) and the denominator of which is the aggregate Purchase Price payable by all of the Purchasers for their Purchased Shares at the Closing pursuant to Section 2.1(b).

“UFOC” means a franchise offering circular or franchise disclosure document for use in connection with the offer or sale of a franchise in the United States and its territories.

“UFOC Guidelines” means the Uniform Franchise Offering Circular Guidelines adopted by the North American Securities Administrators Association on April 25, 1993 or, to the extent permitted under applicable Law, the Interim Guidelines for Filing a Uniform Franchise Registration Application Using the New FTC Franchise Rule After July 1, 2007, adopted by the North American Securities Administrators Association on June 22, 2007.

“Underlying Shares” has the meaning set forth in the recitals of this Agreement.

“VCOC” has the meaning set forth in Section 3.35 of this Agreement.

“VCOC Letter” has the meaning set forth in Section 7.12 of this Agreement.

“Victory Indebtedness” has the meaning set forth in Section 7.8 of this Agreement.

ARTICLE II     PURCHASE AND SALE OF PURCHASED SECURITIES

2.1 Purchase and Sale of Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing the Certificate of Designation.

(b) Subject to the terms and conditions of this Agreement, including Section 2.2(c) below, at the Closing, the Company shall issue and sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company, that number of Purchased Shares set forth opposite such Purchaser’s name on Exhibit A, at a purchase price of $115.00 per share (the “Purchase Price”).

2.2 Closing.

(a) The purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, California, 94303 at 10:00 a.m., local time on the later of (x) June 16, 2009 and (y) the second (2nd) Business Day after the satisfaction (or waiver) of the conditions set forth in Article V and Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or wavier of those conditions) or at such other time, place and date that the Company and the Purchasers may agree in writing (the “Closing Date”).

(b) On the Closing Date, the Company (i) shall issue and submit via courier or overnight courier for delivery to each Purchaser to an address designated by each such Purchaser by written notice to the Company not fewer than two (2) Business Days prior to the Closing Date a certificate or certificates with respect its Purchased Shares, in definitive form and representing its Purchased Shares issued and sold at the Closing against delivery by such Purchaser to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds to a bank account designated by the Company by written notice to such Purchaser not fewer than two (2) Business Days prior to the Closing Date.

(c) At the Closing, the Company shall (i) pay Mistral Capital Management, L.L.C. (the “Mistral Manager”) a transaction fee of $500,000 (the “Transaction Fee”) and (ii) reimburse the Mistral Purchasers for $300,000 of the fees and expenses incurred by them in connection with the transactions contemplated by the Transaction Documents and the Serruya Purchaser for $85,000 of the fees and expenses incurred by them in connection with the transactions contemplated by the Transaction Documents (the “Transaction Expenses”). In lieu of the reimbursement of any Purchaser for its Transaction Expenses, each Purchaser may elect to deduct its Transaction Expenses from the Purchase Price payable thereby under Section 2.1(b) above. Further, in lieu of the payment of such Transaction Fee to the Mistral Manager, each Mistral Purchaser may also, based on the amount of its Purchase Price relative to the Purchase Price payable by all of the Mistral Purchasers, elect to deduct a pro rata share of such Transaction Fee from the Purchase Price payable thereby under Section 2.1(b) above.

ARTICLE III     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in the Qualifying SEC Documents, or as set forth on the Company Disclosure Schedule (provided, that disclosure in any subparagraph of such Company Disclosure Schedule shall apply to any section or subparagraph hereof to the extent it is reasonably apparent on its face that such disclosure is relevant to such section or subparagraph of this Agreement), the Company hereby represents and warrants to each Purchaser, as follows:

3.1 Corporate Existence and Power. The Company (a) is a corporation duly incorporated and organized, validly existing and in good standing under the Laws of the state of Delaware; (b) has all requisite corporate power and authority to own, operate its property, lease the property it operates as lessee and conduct the business in which it is currently engaged; and (c) is duly qualified as a foreign corporation, licensed and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. Prior to the date hereof, true, correct and complete copies of the Certificate of Incorporation and the Bylaws have been provided to or made available to each Purchaser. Set forth on Section 3.1 of the Company Disclosure Schedule is a list of all of the Subsidiaries of the Company.

3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, including the issuance and sale of the Purchased Shares and the issuance of the Underlying Shares, (a) have been duly authorized by all necessary corporate action of the Company, including all actions, consents and approvals required by the Board of Directors, other than the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and do not require any further filing, consent or authorization by the Company, the Board of Directors, the Company’s stockholders or others; (b) do not and will not contravene the terms of the Certificate of Incorporation or the Bylaws or the organizational documents of the Company or the terms of any capital stock or other Equity Securities of the Company; (c) do not and will not violate, conflict with or result in any breach, default or contravention of (or an event which, with due notice or lapse of time or both, would result in any breach, default or contravention of), or the creation of any Lien under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contractual Obligation of the Company or any of its Subsidiaries or any Requirement of Law applicable to the Company or any of its Subsidiaries; and (d) do not and will not violate any judgment, injunction, writ, award, decree or order of any nature (collectively, “Orders”) of any Governmental Authority against, or binding upon, the Company or any of its Subsidiaries. The Board of Directors has (i) determined that this Agreement, the other Transaction Documents, the issuance and sale of the Purchased Shares and the issuance of the Underlying Shares and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with all applicable Requirements of Law and (iii) approved and adopted the Certificate of Designation.

3.3 Valid Issuance. Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, as of the Closing, the Preferred Stock will be duly authorized and, upon issuance in accordance with the terms hereof, shall be (a) validly issued, fully paid and non-assessable; (b) free from all preemptive or similar rights, taxes, Liens and charges with respect to the issuance thereof; and (c) entitled to the rights and preferences set forth in the Certificate of Designation. Upon the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, and as of the Closing, a sufficient number of shares of Common Stock to permit the conversion in full of such Preferred Stock shall be duly authorized and reserved for issuance upon conversion of the Preferred Stock. Upon conversion in accordance with the Certificate of Designation, the Underlying Shares will be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject only to accuracy of the representations of each Purchaser set forth in Article IV, the issuance by the Company of the Preferred Stock is exempt from registration under the Securities Act and all applicable state securities Laws.

3.4 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, order, license, franchise, Permit, certificate or accreditation of, or other action by, or notice to, or filing, application or registration with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the sale, issuance and delivery of the Purchased Shares and the issuance of the Underlying Shares) by the Company of, or enforcement against the Company in relation to, this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby. All approvals, consents, compliances, exemptions, authorizations, orders, licenses, franchises, Permits, certificates, accreditations, other actions, notices, filings, applications or registrations, which the Company is required to obtain or effect pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and the Company has no Knowledge of any facts or circumstances which might prevent the Company from obtaining or effecting any of the foregoing.

3.5 Binding Effect. This Agreement has been, and as of the applicable Closing Date each of the other Transaction Documents will have been, duly executed and delivered by the Company, and this Agreement constitutes, and as of the applicable Closing Date each of the other Transaction Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.6 Indebtedness and Other Contracts. Neither the Company nor any of its Subsidiaries has any outstanding Indebtedness or is, immediately prior to this Agreement, or will be, at the time of the Closing after giving effect thereto, (i) a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party or parties to such contract, agreement or instrument could reasonably be expected to result in a Company Material Adverse Effect, or (ii) in default in the payment of any Indebtedness or in violation or default under any contract, agreement or instrument relating to its material Indebtedness or in violation or default under any mortgage, deed of trust, security agreement or lease to which it is a party.

3.7 Litigation. There is no action, suit, claim, proceeding, inquiry, dispute, complaint, arbitration or investigation before or by any court, public board, Governmental Authority (including the SEC, self-regulatory organization or other governmental body) (in each case, a “Claim”) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Company’s Subsidiaries, which (i) could reasonably be expected to result in a Company Material Adverse Effect or (ii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. No Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance.

3.8 Compliance with Governing Documents and Laws.

(a) The Company is in compliance with, and is not in default under, its Certificate of Incorporation or its Bylaws or other governing documents.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all Requirements of Law and all Orders issued by any court or Governmental Authority. To the Company’s Knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company or any of its Subsidiaries from, or otherwise materially adversely effect any of the foregoing in, conducting its business in any jurisdiction in which it conducts business.

(c) The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and is listed on the NASDAQ Global Market (the “NASDAQ Global Market”), and the Company has not taken any action designed to, or reasonably likely to, have the effect of violating the listing requirements of, or terminating the registration of the Common Stock under the Exchange Act or delisting or suspending the Common Stock from, the NASDAQ Global Market. The Company has no Knowledge of any facts or circumstances that would reasonably lead to delisting or suspension of the Common Stock by the NASDAQ Global Market in the foreseeable future. The Company has complied with all rules, regulations or requirements of the NASDAQ Stock Market, including with respect to the issuance of the Purchased Shares and any Underlying Shares. Neither the Company nor any of its Subsidiaries, nor any officer, director, Affiliate, or other agent or representative of the Company or any of its Subsidiaries has (i) taken, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares or the Underlying Shares, (ii) sold, bid for, purchased or paid any compensation for soliciting purchases of, any of the Purchased Shares (except for customary placement fees payable in connection with this transaction), or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company (except for customary placement fees payable in connection with this transaction). During the one (1) year period prior to the Closing Date, (i) the Common Stock has been designated for quotation or listed on the NASDAQ Global Market, (ii) trading in the Common Stock has not been suspended by the SEC or the NASDAQ Global Market and (iii) the Company has received no communication, written or oral, from the SEC or the NASDAQ Global Market regarding the suspension or delisting of the Common Stock from the NASDAQ Global Market.

(d) (i) The Company and each of its Subsidiaries have all material consents, authorizations, orders, licenses, franchises, permits, certificates, accreditations and approvals of any Governmental Authority (collectively, “Permits”) that are necessary for the conduct of the business of the Company and each such Subsidiary; (ii) such Permits are in full force and effect; (iii) no material violations are or have been recorded in respect of any Permit; and (iv) none of the Company or any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, orders, licenses, franchises, Permits, certificates, accreditations or approvals.

(e) Since December 30, 2008, other than as filed with the SEC on Forms 4, no officer subject to Section 16(b) of the Exchange Act, director or Affiliate of the Company or any of its Subsidiaries, nor any Affiliate of any of the foregoing, or anyone acting on their behalf has sold, bid, purchased or traded in the Common Stock of the Company.

3.9 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, of which 54,690,728 shares are issued and outstanding as of the close of business on Friday, May 29, 2009 and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding (disregarding the Purchased Shares). All of the outstanding Equity Securities of the Company have been duly authorized, are validly issued, fully paid and non-assessable and have been issued in compliance with all federal and state securities Laws, and none of such outstanding Equity Securities was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The capitalization of the Company conforms as to legal matters to the description thereof contained in the Company’s most recent periodic report filed with the SEC. No issued outstanding Equity Securities of the Company are subject to preemptive or similar rights or any Liens suffered or permitted by the Company, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or other Equity Security of the Company or of any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of Common Stock or other Equity Security of the Company or of any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, shares of Common Stock or other Equity Security of the Company or of any of its Subsidiaries; (ii) there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, between or among any of the Company’s or any of its Subsidiaries’ stockholders; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its securities under the Securities Act (except the Registration Rights Agreement); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Purchased Shares or the Underlying Shares; and (viii) none of the Company or any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. The issuance and sale of the Purchased Shares and the Underlying Shares do not and will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and do not and will not result in any “price reset,” other material change in or other modification to the terms of any Indebtedness, Equity Securities or other securities of the Company or any of its Subsidiaries or a right of any holder of such securities to adjust the exercise, conversion, exchange or reset price under such securities.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth all legal entities in which the Company holds directly or beneficially Equity Securities and the type and amount thereof.

(c) Each compensatory grant of Equity Securities of the Company or of any of its Subsidiaries and all shares of capital stock of the Company or any of its Subsidiaries underlying each such grant, either (i) are subject to an effective registration statement under the Securities Act or similar Requirement of Law or (ii) are exempt from such registration; and each such grant complies with all applicable state or federal securities Law requirements, including any “blue sky” Laws.

3.10 SEC Documents; Financial Statements. The Company has filed in a timely manner all SEC Documents since becoming subject to the requirements of the Exchange Act. As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all of the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Financial Statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with GAAP and fairly present the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, year-end audit adjustments).

3.11 Employment Matters; Labor Relations. Neither the Company nor its Subsidiaries is or, in the past three years, has been a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work. The Company and its Subsidiaries believe that its relations with its employees are generally good and no union organizing activities are taking place. No executive officer of the Company or any of the Subsidiaries has notified the Company or the Subsidiaries that such officer intends to leave the Company or the Subsidiaries or otherwise terminate such officer’s employment. No executive officer of the Company or any of its Subsidiaries, to the Knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Company and its Subsidiaries is in material compliance with all federal, state, local and foreign laws and regulations with respect to labor, employment and employment practices and benefits, including terms and conditions of employment and wages and hours, tax withholding and reporting, prohibited discrimination, pay equity, equal employment, fair employment practices, safety and health, advance notice for termination of employment including the WARN Act and similar state Laws and immigration status.

3.12 Employee Benefit Plans.

(a) Neither the Company nor any Subsidiary nor any other entity which, together with the Company or any Subsidiary would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code maintains or contributes to, or has within the preceding six (6) years maintained or contributed to, or may have any liability with respect to, any Plan subject to Title IV of ERISA or Section 412 of the Code, or any “multiple employer plan” or any “multiemployer,” each within the meaning of the Code or ERISA. Each Plan (and related trust, insurance contract or fund) has been established and administered in all material respects in accordance with its terms, and complies in all material respects in form and in operation with the applicable requirements of ERISA and the Code and all other applicable Requirements of Law. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Plan.

(b) Except for the continuation coverage requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Requirement of Law, neither the Company nor any Subsidiary has any obligation or liability for health, life insurance, death benefits or other welfare benefits to their employees or their respective dependents following termination of employment.

(c) No Claim with respect to the administration or the investment of the assets of any Plan (other than routine Claims for benefits) is pending.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service to such effect and no circumstance, fact or event has occurred or exists that is reasonably likely to adversely affect the qualified status of any such Plan.

(e) Neither the execution of this Agreement and each of the other Transaction Documents nor the consummation of the transactions contemplated by the foregoing will either alone or in combination with another event result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) any payment, compensation or benefit becoming due to any current or former employee, director, consultant or independent contractor of the Company or any Subsidiary; (iii) acceleration of the time of the payment or vesting of, or increase in the amount of, compensation due to any current or former employee, director, consultant or independent contractor of the Company or any of its Subsidiaries; (iv) any material obligation pursuant to any of the Plans; or (v) the payment of any amount that, individually or in combination with any other such payment, right, or benefit constitutes an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(f) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or Plan pursuant to which it is bound to compensate or indemnify any employee for any excise or other additional taxes paid pursuant to Section 409A or Section 4999 of the Code or any similar Requirements of Law.

(g) There are no unfunded obligations under any Plan which are not fully reflected on the Company’s Financial Statements.

(h) No insurance policy or any other agreement affecting any Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement. The level of insurance reserves under each Plan is reasonable and sufficient to provide for all incurred but unreported Claims.

(i) With respect to any material Plan or exclusion therefrom with respect to any independent contractor, (i) no actions, Liens, lawsuits, Claims or complaints including any workers’ compensation claims (other than routine Claims for benefits) are pending or, to the Company’s Knowledge, threatened, (ii) to the Company’s Knowledge, no facts or circumstances exist that give rise to any such actions, suits or Claims, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guarantee Corporation, the Internal Revenue Service or any other Governmental Authority is pending, in progress, or to the Company’s Knowledge, threatened.

(j) Neither the Company nor any Subsidiary has any liability, whether absolute or contingent, including any obligations under any Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee or with respect to any current or former employee classified as exempt from overtime wages.

(k) No Plan that is subject to Section 409A of the Code or similar Requirement of Law has been materially modified (as defined in Section 409A of the Code or similar Requirement of Law) and all such Plans subject to Section 409A of the Code or similar Requirement of Law have been operated and administered in compliance with Section 409A of the Code or similar Requirement of Law.

(l) No awards under the Equity Plans have been granted with an effective date that is prior to the date on which the committee or other administrator of such Equity Plans with authority thereunder to make such awards has taken all necessary corporate action to grant or complete such awards. All stock options granted under the Equity Plans have an exercise price per share that was not less than the “fair market value” of one share of Common Stock (or predecessor security) on the date of grant, as determined in accordance with the terms of the applicable Equity Plans and, to the extent applicable, Sections 162(m), 409A and 422 of the Code or any similar Requirements of Law. All stock options granted under the Equity Plans have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any Governmental Entity or by the Company or the Board of Directors of the Company (directly or indirectly) with respect to the Company’s stock option granting practices or other equity compensation practices.

(m) Section 3.12(m) of the Company Disclosure Schedule contains a true, correct and complete list of each material Plan. Neither the Company nor any Subsidiary has made any legally binding commitment, proposal or communication to employees regarding the creation of any plan, agreement, policy, practice, or arrangement that would be a Plan if in effect on the date of this Agreement or any increase in benefits under any Plan that would materially increase the annual cost to the Company or any of its Subsidiaries. Except as set forth on Section 3.12(m) of the Company Disclosure Schedule, no Plan is self-insured.

3.13 Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and paid or accrued all taxes and other governmental assessments and charges shown or determined to be due thereon, and (ii) set aside on its books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company has no Knowledge of a tax deficiency which has been asserted or threatened against the Company or any of its Subsidiaries or a basis for any such Claim. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Purchased Shares to be sold to each Purchaser hereunder will be, or will have been, fully paid or provided for, and all Laws imposing such taxes will be or will have been complied with.

3.14 Material Changes; Undisclosed Events, Liabilities or Developments.

(a) Since December 30, 2008, (a) there has been no Company Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of any nature (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company’s Financial Statements pursuant to GAAP or required to be disclosed in filings made with the SEC; (c) neither the Company nor any of its Subsidiaries has altered its method of accounting or the identity of its auditors; (d) except as specifically disclosed in the Qualifying SEC Documents, neither the Company nor any of its Subsidiaries has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; (e) except as specifically disclosed in the Qualifying SEC Documents, neither the Company nor any of its Subsidiaries has issued any Equity Securities to any officer, director or Affiliate, except pursuant to its existing Equity Plans; and (f) except as disclosed in the Qualifying SEC Documents, neither the Company nor any of its Subsidiaries has sold any material assets (other than Permitted Dispositions). Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy Law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. Neither the Company nor any of its Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no Knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization Laws of any jurisdiction within two (2) years of the Closing Date. Neither the Company nor any of its Subsidiaries is and, after giving effect to the transactions contemplated hereby and by the other Transaction Documents, will be Insolvent. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the transactions contemplated by the Transaction Documents, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur or may occur, with respect to the Company or any of its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws at the time this representation is made that has not been publicly disclosed one (1) Business Day prior to the date that this representation is made.

(b) Neither the Company nor any of its Subsidiaries has any direct or indirect obligation or liability (whether absolute, accrued, contingent, intercompany or otherwise) (collectively, the “Liabilities”) other than (i) Liabilities reflected or reserved against on the Financial Statements contained in the 2008 10-K, (ii) Liabilities incurred in the ordinary course of business consistent with past practice, none of which has had or would reasonably be expected to have, individually or in the aggregate, has resulted in or would reasonably be expected to result in, a Company Material Adverse Effect or (iii) Liabilities and obligations incurred pursuant to the Transaction Documents.

3.15 Investment Company. The Company is not an “investment company” or controlled by or affiliated with an “investment company” or a “principal underwriter” of an “investment company” within the meaning of the Investment Company Act of 1940.

3.16 No General Solicitation. None of the Company, its Subsidiaries, any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Purchasers or their investment advisors) relating to or arising out of the transactions contemplated hereby and by the other Transaction Documents. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including attorney’s fees and out-of-pocket expenses) arising in connection with any Claim for such fees or commissions. Except as described on Section 3.16 of the Company Disclosure Schedule, the Company has not engaged any placement agent or other agent in connection with the sale of the Purchased Shares.

3.17 No Integrated Offering. None of the Company, its Subsidiaries, any of their Affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Purchased Shares under the Securities Act or cause this offering of the Purchased Shares to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions, including under the rules and regulations of the NASDAQ Stock Market. None of the Company, its Subsidiaries, any of their Affiliates, nor any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Purchased Shares under the Securities Act or cause the offering of the Purchased Shares to be integrated with other offerings. The Company does not have a registration statement currently under the SEC’s review.

3.18 Compliance with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective and applicable to the Company, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective and applicable to the Company.

3.19 Subsidiary Rights. Except as set forth on Section 3.19 of the Company Disclosure Schedule, the Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital stock and other Equity Securities of its Subsidiaries as owned by the Company or such Subsidiary.

3.20 Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Company Material Adverse Effect.

3.21 Title. Each of the Company and its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property, (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which is material to the business of the Company or its Subsidiaries, in each case free and clear of all Liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases.

3.22 Intellectual Property. The Company owns or possesses adequate and valid rights or licenses to use all Intellectual Property Rights that are necessary to conduct its respective businesses as now conducted and as reasonably expected to be conducted in the future, and such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens. Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of all: (a) trademark, service mark, trade dress and domain name registrations and applications for registration thereof and material unregistered trademarks and service marks; (b) issued patents and applications for patents; and (c) registered copyrights and material unregistered copyrights, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries. None of the Company’s material Intellectual Property Rights have expired or terminated, or are expected to expire or terminate within two (2) years from the Closing Date. Except as described in Section 3.22(b) of the Company Disclosure Schedule, (i) the Company does not have any Knowledge of any infringement, misappropriation or dilution or other violation by the Company of Intellectual Property Rights of other Persons; (ii) the Company does not have any Knowledge of any infringement, misappropriation or dilution or other violation by any other Persons of the Company’s Intellectual Property Rights; (iii) there is no claim, action or proceeding being made or brought, or, to the Knowledge of the Company, being threatened in writing, against the Company regarding its Intellectual Property Rights or the Intellectual Property Rights of other Persons; and (iv) the Company is not aware of any other facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company has taken and is taking commercially reasonable security measures, consistent with industry standards, to maintain and protect the secrecy, confidentiality and value of all of their Intellectual Property Rights and, to the Knowledge of the Company, no Person has gained unauthorized access to or made any unauthorized use of any data maintained by the Company or any of its Subsidiaries.

3.23 Franchises.

(a) Section 3.23(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Franchises in existence as of the date of this Agreement, along with each franchise agreement to which the Company or any of its Subsidiaries is a party or by which the Company’s or any of its Subsidiaries’ or its or their properties is bound and that grant or purport to grant a Franchisee the right to operate or license others to operate or to develop a Franchise within a specific geographic area or at a specific location. Each Franchise listed on Section 3.23(a) of the Company Disclosure Schedule is subject to an agreement, substantially in the form provided to Purchasers on or prior to the date of this Agreement, entered into by the Company or any of its Subsidiaries, on the one hand, and a Franchisee, on the other hand, pursuant to which, among other things, the Company or Subsidiary grants a Franchise to such Franchisee (a “Franchise Agreement”).

(b) The Franchise Agreement complies with all applicable Laws, except for any non-compliance that has not had, since December 30, 2008, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since December 30, 2007, (i) the Company and its Subsidiaries have prepared and maintained each UFOC in compliance in all material respects with: (A) the UFOC Guidelines; (B) the FTC Rule and (C) applicable Registration Laws; and (ii) the Company and its Subsidiaries have offered and sold each Franchise for a franchised Restaurant to be located in a jurisdiction outside of the United States and its territories (the “Foreign Franchises”), and have prepared and maintained each IFOC, in compliance with applicable Laws, including pre-sale registration and disclosure Laws, in all cases except for any non-compliance that has not had, since December 30, 2007, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Since December 30, 2007, the Company and its Subsidiaries have not, in any UFOC, IFOC, other franchise disclosure document, in applications and/or filings with states under the Registration Laws, or in any applications or filings with any Governmental Authorities outside of the United States and its territories, made any untrue statement of a material fact, omitted to state a material fact required to be stated therein, or omitted to state any fact necessary to make the statements made therein, taken as a whole, not misleading, except to the extent any such matter would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) Section 3.23(e) of the Company Disclosure Schedule sets forth all material contracts pursuant to which the Company or any of its Subsidiaries receives Rebates as a result of transactions between the Franchisees and suppliers selling products or services to the Franchisees. When the Company or any of its Subsidiaries buys products, goods and services from a supplier, such supplier charges the Company or its Subsidiary, as applicable, for these items on the same basis as the supplier charges a Franchisee operating a franchised Restaurant for similar products, goods and services purchased for use in connection with such Restaurant. No contract pursuant to which the Company or its Subsidiaries receives a Rebate is (i) prohibited by any Franchise Agreement, (ii) not disclosed in accordance with the UFOC Guidelines and/or the FTC Rule in the relevant UFOC, if applicable or (iii) not disclosed in accordance with applicable Law with respect to foreign Franchises.

(f) Section 3.23(f) of the Company Disclosure Schedule sets forth a true and complete list of the material contracts, other than the Franchise Agreements, that are in effect as of the date hereof with any formal franchisee association or group of Franchisees regarding any Franchise Agreement or franchise operational matter.

(g) Section 3.23(g) of the Company Disclosure Schedule sets forth a true and complete list of the Franchisees, if any, that, to the Knowledge of the Company, are currently the subject of a bankruptcy or similar proceeding.

(h) The Company has provided to or made available to each Purchaser a true, correct and complete copy of each Current UFOC.

3.24 Foreign Corrupt Practices. None of the Company or any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.25 Environmental Laws. Except as set forth on Section 3.25 of the Company Disclosure Schedule, each of the Company and its Subsidiaries (i) is in compliance with any and all Environmental Laws, (ii) has received all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such Permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.26 U.S. Real Property Holding Corporation. None of the Company or any of its Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company will so certify upon the request of any Purchaser.

3.27 Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Except as set forth on Section 3.27 of the Company Disclosure Schedule, during the twelve (12) months prior to the Closing Date, none of the Company or any of its Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Company or any of its Subsidiaries.

3.28 Transactions with Affiliates. None of the officers, directors or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company’s Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.29 Registration Statement. To the Company’s Knowledge, no facts or circumstances exist that would inhibit or delay the preparation and filing of the Registration Statement with respect to the Purchased Shares in accordance with the Registration Rights Agreement.

3.30 Insurance. Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. None of the Company or any of its Subsidiaries has been refused any insurance coverage sought or applied for and none of the Company or any of its Subsidiaries believes that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Company Material Adverse Effect.

3.31 Application of Takeover Protections; Rights Agreement.

(a) Each of the Company and its respective Board of Directors (or other governing body) has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or other governing documents) or Laws (including any “fair price, “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulations enacted under federal or state Laws) that are or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including the Company’s issuance of the Purchased Shares and the issuance of the Underlying Shares and any Purchaser’s ownership of the Purchased Shares and the ownership of the Underlying Shares.

(b) Except for Rights Agreement, dated as of October 8, 2008 between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”), the Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(c) Without limiting the generality of the foregoing representations and warranties contained in this Section 3.31, the Company has taken all necessary action so that neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by any Transaction Document (including the sale of the Purchased Shares to the Purchasers at Closing or the issuance of the Underlying Shares to the Purchasers) will (i) cause the rights granted under the Rights Agreement to become exercisable, (ii) cause any Purchaser or any of their Affiliates to become an “Acquiring Person” (as defined in the Rights Agreement) or (iii) give rise to a “Distribution Date” (as defined in the Rights Agreement) or other triggering event under the Rights Agreement.

(d) Also without limiting the generality of the foregoing representations and warranties contained in this Section 3.31, the Board of Directors has adopted resolutions approving the transactions contemplated hereby and the Transaction Documents for purposes of Section 203(a)(i) of the Delaware General Corporations Law (the “DGCL”) in order to provide that the restrictions on “business combinations” set forth and defined therein shall not apply to the Company or the Purchasers as a result of the consummation of such transactions. As a result of the adoption of such resolutions by the Board of Directors, no Purchaser shall be deemed an “interested stockholder” for purposes of Section 203 of the DGCL as a result of the consummation of the transactions contemplated by the Transaction Documents.

3.32 Disclosure. All disclosure provided to the Purchasers regarding each of the Company and its Subsidiaries, its business and properties, and the transactions contemplated hereby, including the Company Disclosure Schedules to this Agreement, furnished by or on behalf of the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading. During the twelve (12) months preceding the date hereof, the Company did not issue any press release that, at the time of such release, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All projections and forecasts delivered to the Purchasers represent the Company’s good faith estimate of the Company’s and its respective Subsidiaries’ future performance for the periods covered thereby, based on assumptions that the Company believes to be reasonable at the time of the delivery thereof (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Company and its respective Subsidiaries and no assurance can be given that such projections and forecasts will be achieved).

3.33 Material Contracts. Section 3.33 of the Company Disclosure Schedule contains a true correct and complete list of all the Material Contracts of the Company and its Subsidiaries, as of the date hereof, and all Material Contracts of the Company and its Subsidiaries are in full force and effect. The Company and its Subsidiaries have not breached, violated or otherwise caused a default under any Material Contracts to which any of them are a party and, to the Company’s Knowledge, no third party defaults exist thereunder.

3.34 Reporting Company; Form S-3. The Company is, and will be immediately after the consummation of the transaction contemplated by this Agreement and the other Transaction Documents, eligible to register Common Stock for resale by the Purchasers on a registration statement on Form S-3 under the Securities Act.

3.35 Management Rights Letter. The Company acknowledges that one or more of the Purchasers, or the owner of a Purchaser, is intended to be a “venture capital operating company” (“VCOC”) within the meaning of 2510.3-101(d) of ERISA. In that regard, any right of the Purchasers to advise with respect to management activities may be assigned or allocated among the Purchasers as they may agree among themselves, and such right may be assigned to the owners of one or more relevant Purchasers, or any of their respective affiliates, for the purpose of qualifying any such owner or affiliate as a VCOC. In addition, the Company agrees to provide a letter to any such Purchaser, confirming certain management rights appropriate for VCOC investors, in form and substance as previously provided in connection with the negotiation of this Agreement.

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.1 Subject to Section 9.2(h) hereof, each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows:

(a) Existence and Power. Such Purchaser is (i) a limited partnership, corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or (ii) an individual, in each case, having the requisite partnership, corporate or limited liability company, as the case may be, power and authority, or with respect to a Purchaser that is an individual, full legal capacity, to execute, deliver and perform its or his obligations under this Agreement and each of the other Transaction Documents to which it or he is a party.

(b) Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, including the purchase of the Purchased Shares, (a) have been duly authorized by all necessary actions, consents and approvals required and do not require any further filing, consent or authorization by such Purchasers; (b) do not and will not contravene the terms of such Purchaser’s organizational documents, if applicable; (c) do not and will not violate, conflict with or result in any breach, default or contravention of (or an event which, with due notice or lapse of time or both, would result in any breach, default or contravention of), or the creation of any Lien under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser; and (d) do not and will not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

(c) Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, order, license, franchise, permit, certificate or accreditation of, or other action by, or notice to, or filing, application or registration with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including the purchase of the Purchased Shares) by such Purchaser of, or enforcement against such Purchaser in relation to, this Agreement and each of the other Transaction Documents to which it is a party or the transactions contemplated hereby and thereby.

(d) Binding Effect. This Agreement has been, and as of the Closing Date each of the other Transaction Documents to which such Purchaser is a party will have been, duly executed and delivered by such Purchaser and this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which such Purchaser is a party will constitute, the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e) Purchase for Own Account. The Purchased Shares to be purchased by such Purchaser pursuant to this Agreement are being or will be acquired for its own account and with no intention of distributing or reselling such Purchased Shares or Underlying Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Purchased Shares or Underlying Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control. If such Purchaser should in the future decide to dispose of any of such Purchased Shares or Underlying Shares, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and Underlying Shares, to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

(f) Restricted Securities. Such Purchaser understands that the Purchased Shares to be issued to the Purchasers pursuant to this Agreement will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser’s representations set forth herein.

(g) Accredited Investor. Such Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

(h) Broker’s, Finder’s or Similar Fees. There are no brokerage commissions, finder’s fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

(i) Stock Ownership. Except as set forth on Section 4.1(i) of the Purchaser Disclosure Schedule, such Purchaser and its Affiliates do not beneficially own any shares of Common Stock, nor is such Purchaser a party to any stockholder agreement, voting agreement, partnership agreement, or other similar agreements or arrangements with any other Purchaser or Person relating to the Common Stock of the Company. By reason of the acquisition of the Purchased Shares hereunder, such Purchaser would not, to its knowledge, be required to make any filing in accordance with Section 13(d) of the Exchange Act with any other person holding Common Stock of the Company or securities convertible into Common Stock of the Company. Such Purchaser does not own any equity or limited partnership interest in any other Purchaser. Notwithstanding the foregoing, none of the Mistral Purchasers shall be deemed to be in breach of the foregoing representation and warranty as a result of any relationship, cross or common ownership, agreement, arrangement or understanding agreement among them. For purposes of the representation of the Serruya Purchaser hereunder, the Serruya Purchaser shall be deemed to also include the entity to which it transfers the rights and obligations under this Agreement prior to Closing (i.e., the Serruya Purchaser at Closing).

(j) Reliance on Exemptions. Such Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Purchased Shares.

(k) Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Purchased Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser understands that its investment in the Purchased Shares involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(l) Purchasers’ Financing. Such Purchaser currently has or at Closing will have available funds necessary to purchase the Purchased Shares at Closing on the terms and conditions contemplated by this Agreement.

ARTICLE V     CONDITIONS TO THE OBLIGATION OF EACH PURCHASER TO CLOSE

The obligation of each Purchaser at the Closing (1) to purchase its Purchased Shares, (2) to pay the aggregate purchase price therefor and (3) to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, such Purchaser of the following conditions on or before the Closing Date; provided, however, that the conditions set forth in Sections 5.1, 5.2 and 5.3 shall only be subject to the satisfaction as determined by, or waived by, the Mistral Purchasers unless the failure of such condition adversely affects the Serruya Purchaser in a disproportionate manner than the Mistral Purchasers with respect to any of the provisions of this Agreement, in which case such waiver shall also require the consent of the Serruya Purchaser (for example, if the Company does not appoint a Serruya Representative to the Serruya Seat):

5.1 Representations and Warranties. The representations and warranties of the Company contained in Article III hereof (other than the representations and warranties contained in Sections 3.2, 3.3, 3.9(a), 3.31 and 3.34 which are covered by the following sentence) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import) on and as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as of such other dates or times (without giving effect to any qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import)) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.2, 3.3, 3.9(a), 3.31 and 3.34 shall be true and correct in all respects (except in the case of Section 3.9(a) for such inaccuracies as are de minimis in the aggregate and Section 3.2(c) which shall be true and correct in all material respects) as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct).

5.2 Covenants. The Company shall have performed and complied in all material respects with all of its covenants and agreements set forth herein that are required to be performed by the Company on or before the Closing Date.

5.3 No Material Adverse Change. There shall have been no Company Material Adverse Effect with respect to the Company since December 30, 2008.

5.4 Victory Repayment. Concurrent with such Purchaser’s purchase of its Purchased Shares hereunder, the Company shall have (i) paid and discharged in full, or shall cause to have been paid and discharged in full, the Victory Indebtedness in accordance with Section 7.8 of this Agreement and (ii) delivered to such Purchaser a pay-off letter in form and substance reasonably satisfactory to such Purchaser to be executed at the Closing by the applicable lender parties under the Victory Indebtedness.

5.5 Officer’s Certificate. The Company shall have delivered to such Purchaser a certificate dated as of the Closing and signed by an executive officer of the Company, confirming the satisfaction of the conditions contained in Sections 5.1, 5.2, 5.3 and 5.4 above.

5.6 No Purchaser Default. (a) For and with respect to each Mistral Purchaser only, the Serruya Purchaser shall have consummated the purchase of its Purchased Shares in accordance with Section 2.2(a) hereof and (b) for and with respect to the Serruya Purchaser only, the Mistral Purchasers shall have consummated the purchase of their Purchased Shares in accordance with Section 2.2(a) hereof.

5.7 Filing of Certificate of Designation. The Certificate of Designation shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the DGCL, and such Purchaser shall have received evidence of such filing in form and substance reasonably satisfactory to such Purchaser.

5.8 Purchased Shares. The Company shall have delivered to such Purchaser certificates in definitive form and with such substance as is reasonably satisfactory to such Purchaser representing the number of Purchased Shares being purchased by such Purchaser (as set forth on Exhibit A hereto) registered in the name of such Purchaser.

5.9 Registration Rights Agreement. The Company shall have duly executed and delivered the Registration Rights Agreement.

5.10 Opinion of Counsel. Such Purchaser shall have received an opinion of DLA Piper LLP (US), dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit F.

5.11 Board of Directors. The Board of Directors shall be comprised of eleven (11) directors and the Company shall have caused each of the Mistral Representatives and the Serruya Representative to have been elected or appointed to the Board of Directors effective as of the Closing in accordance with Section 7.1(a).

5.12 Indemnification Agreement. The Company shall have duly executed and delivered to each Mistral Representative and the Serruya Representative the Company’s standard indemnification agreement, a true and correct copy of which has been provided or made available to such Purchaser.

5.13 Rights Agreement Amendment. The Company and the rights agent under the Rights Agreement shall have duly executed and delivered the Rights Agreement Amendment in the form attached as Exhibit G (the “Rights Amendment”) and such Rights Amendment shall be in full force and effect.

5.14 No Order or Proceeding. (a) No Law or Order by any Governmental Authority that prohibits the consummation of any of the transactions contemplated by the Transaction Documents shall have been adopted or entered and shall continue to be in effect and (b) no proceeding by or before any Governmental Authority shall be pending in which an unfavorable Order would prevent the performance of any Transaction Document or the consummation of any of the transactions contemplated by the Transaction Documents, declare unlawful such transactions or cause any such transactions to be rescinded.

5.15 VCOC Letter. The Company shall have delivered to any VCOC (or owner thereof) a VCOC Letter to the extent directed to do so by a Purchaser pursuant to Section 7.12.

ARTICLE VI     CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

The obligation of the Company to (1) issue and sell the Purchased Shares to be purchased by any Purchaser and (2) to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

6.1 Representations and Warranties. The representations and warranties of each Purchaser contained in Article IV hereof (other than the representations and warranties contained in Section 4.1(i) which are covered by the following sentence) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import) on or as of the date hereof and as of the Closing Date as if made on and as of such date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations or warranties need only be true and correct as of such other dates or times (without giving effect to any qualifications or limitations as to “materiality,” “material adverse effect” and words of similar import)) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchasers to consummate the transactions contemplated by the Transaction Documents. The representations and warranties of each Purchaser contained in Section 4.1(i) shall be true and correct in all respects, except for such inaccuracies as are de minimis in the aggregate, as of the date of this Agreement and on and as of the Closing Date as if made on and as of such date.

6.2 Purchaser’s Certificate. Such Purchaser shall have delivered to the Company a certificate dated as of the Closing and signed by such Purchaser or a duly authorized representative thereof, confirming the satisfaction of the conditions contained in Section 6.1.

6.3 Registration Rights Agreement. Such Purchaser shall have duly executed and delivered the Registration Rights Agreement.

6.4 No Order. No Law or Order by any Governmental Authority that prohibits the consummation of any of the transactions contemplated by the Transaction Documents shall have been adopted or entered and shall continue to be in effect.

ARTICLE VII     COVENANTS OF THE COMPANY

The Covenants set forth in this Article VII shall be personal to the Purchasers hereunder and may only be transferred or assigned to a transferee or assignee in connection with any transfer or assignment of Purchased Shares by a Purchaser, provided, that (i) such transfer or assignment must be effected in accordance with applicable securities laws and any other restrictions on transfer set forth in the Transaction Documents, (ii) such transferee or assignee acquires at least twenty-five percent (25%) of a Purchaser’s Closing Amount and (iii) such transferee or assignee agrees to be bound by the provisions of this Agreement and the other Transaction Documents as a Purchaser hereunder and thereunder. In no event may the Covenants set forth in this Article VII be transferred or assigned to a transferee or assignee of Underlying Shares; provided, however, that for purposes of clarification, any transfer or assignment of Purchased Shares shall in no event increase the aggregate number of members of the Company’s Board of Directors to which the Purchasers are entitled to nominate hereunder and any transfer of at least at least twenty-five percent (25%) of a Purchaser’s Closing Amount should state whether any of the Board nomination rights are transferring therewith. The Company hereby covenants and agrees with the Purchasers as follows:

7.1 Board of Directors.

(a) On or prior to the Closing, the Company shall take such appropriate action to accommodate the election or appointment at the Closing of each Mistral Representative and the Serruya Representative to the Board of Directors, including, if necessary, taking such appropriate action to increase the size of the Board of Directors to accommodate such election or appointment. The two (2) membership seats occupied by the Mistral Representatives or whose occupants can be selected by the Mistral Purchasers under the terms of the Certificate of Designation or, when applicable, this Agreement, are hereby referred to as the “Mistral Seats.” The one (1) initial membership seat occupied by the Serruya Representative or whose occupant can be selected by the Serruya Purchaser under the terms of the Certificate of Designation or, when applicable, this Agreement, is hereby referred to as the “Serruya Seat” (and if such number of membership seats whose occupants are to be selected by the Serruya Purchaser under the terms of the Certificate of Designation is increased to two (2), will hereby be referred to as the “Serruya Seats”).

(b) Notwithstanding anything to the contrary herein, the provisions of Section 7.1(c) through (f) below, which set forth the rights of the Mistral Purchasers and the Serruya Purchaser to nominate individuals as members of the Board of Directors (the “Board Nomination Rights”), shall be suspended and of no force or effect until such time as either the Mistral Purchasers or the Serruya Purchaser, as the case may be, shall cease to have to the right to vote for any one Preferred Director to occupy a Mistral Seat (in the case of the Mistral Purchasers) or the Serruya Seat (in the case of the Serruya Purchaser) under the terms of the Certificate of Designation (the “Preferred Director Voting Right”). Furthermore, to the extent any such Board Nomination Right becomes exercisable by the Mistral Purchasers, on the one hand, or the Serruya Purchaser, on the other hand, such right shall only be exercisable for that number of seats on the Board of Directors for which the applicable Preferred Director Voting Right ceases to apply.

(c) From and after the Closing and subject to Section 7.1(f) below, in connection with any annual or special meeting of the stockholders of the Company called for the purpose of electing the members of the Board of Directors, or whenever members of the Board of Directors are elected by written consent, the Mistral Purchasers, on the one hand, and the Serruya Purchaser, on the other hand, shall be entitled, but not obligated, to nominate by written notice to the Company individual(s) for membership to the Board of Directors to occupy one or both of the Mistral Seats, as the case may be, and the Serruya Seat (or both of the Serruya Seats, if the provision for the right to two membership seats in the Certificate of Designation was effected and the Serruya Purchaser designated two Board members pursuant thereto), respectively; it being understood that if the identities of such nominees are different than the Mistral Representatives (in the case of a nomination submitted by the Mistral Purchasers) or the Serruya Representative and any other additional member appointed by the Serruya Representative (in the case of a nomination submitted by the Serruya Purchaser), the Mistral Purchasers or the Serruya Purchaser, as applicable, shall cause its Board Representative(s) to resign from the Board of Directors in connection with such nomination. Subject to the satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Company’s Nominating and Corporate Governance Committee (“Governance Committee”) (such approval not to be unreasonably withheld, conditioned or delayed) (all such requirements and approval, “Board Membership Qualifications”), the Company shall recommend to its stockholders the election of such nominees at the applicable annual or special meeting.

(d) Any Board Representative (including any successor nominee) duly nominated by the Mistral Purchasers or the Serruya Purchaser in accordance with Section 7.1(b) shall, subject to applicable Law, be the Company’s and the Governance Committee’s nominee to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such individual to the same extent as it does for any of its other nominees to the Board of Directors.

(e) The Mistral Purchasers and the Serruya Purchaser shall have the power to designate their respective Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of a director currently occupying a Mistral Seat or the Serruya Seat or Seats, as the case may be, subject to satisfaction of all Board Membership Qualifications. The Board of Directors will promptly take all action reasonably required to fill the vacancy resulting therefrom with such individual (including (i) such individual, subject to applicable Law, being the Company’s and the Governance Committee’s nominee to serve on the Board of Directors, (ii) using reasonable best efforts to have such individual elected as director of the Company and (iii) the Company soliciting proxies for such individual to the same extent as it does for any of its other nominees to the Board of Directors).

(f)

(i) the number of Mistral Seats that may filled by the Mistral Purchasers shall be reduced (A) first, from two (2) to one (1) following the consummation by one or more of the Mistral Purchasers of any sale, assignment, transfer or other disposition of any shares of Common Stock held thereby (including, for this purpose, shares of Common Stock issuable upon conversion of the Purchased Shares) (a “Mistral Purchaser Sale”) that results in the Mistral Purchasers’ aggregate beneficial ownership of shares of Common Stock to be less than fifty percent (50%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capital structure) and (B) second, from one (1) to none (and the right of the Mistral Purchasers to nominate a Board Representative shall be terminated) following any Mistral Purchaser Sale that results in the Mistral Purchasers’ aggregate beneficial ownership of shares of Common Stock to be less than twenty-five percent (25%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other like changes in the Company’s capital structure) (the “Mistral Ownership Floor”);

(ii) in the event the number of members the Serruya Purchaser is entitled to appoint to the Serruya Seat is one, the right of the Serruya Purchaser to nominate a Board Representative shall be terminated following the consummation by the Serruya Purchaser of any sale, assignment, transfer or other disposition of any shares of Common Stock held thereby (including, for this purpose, shares of Common Stock issuable upon conversion of the Purchased Shares) (a “Serruya Purchaser Sale”) that results in the Serruya Purchaser’s beneficial ownership of shares of Common Stock to be less than twenty-five percent (25%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capital structure) (the “Serruya Ownership Floor”);

(iii) in the event the number of members the Serruya Purchaser is entitled to appoint to the Serruya Seats is two, the number of Serruya Seats that may filled by the Serruya Purchaser shall be reduced (A) first, from two (2) to one (1) following the consummation by the Serruya Purchaser of any Serruya Purchaser Sale that results in the Serruya Purchaser’s aggregate beneficial ownership of shares of Common Stock to be less than fifty percent (50%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capital structure) and (B) second, from one (1) to none (and the right of the Serruya Purchaser to nominate a Board Representative shall be terminated) following any Serruya Purchaser Sale that results in the Serruya Purchaser’s aggregate beneficial ownership of shares of Common Stock to be less than the Serruya Ownership Floor;

Upon the occurrence of any event described in clauses (i)(A), (i)(B) or (ii) above, the applicable Purchaser shall, at the written request of the Board of Directors, use reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as practicable thereafter.

(g) The Mistral Purchasers hereto agree and acknowledge that no Board Representative occupying the Mistral Seats shall be entitled to any annual cash or equity compensation in connection with his or her role as a member of the Board of Directors; provided, however, that any such annual cash compensation amount that would otherwise be payable to such Board Representative(s) shall be paid directly to the Mistral Manager. Notwithstanding the immediately preceding sentence, each Board Representative shall be entitled to the same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors. The Company shall notify each Board Representative of all regular and special meetings of the Board of Directors and shall notify such Board Representative of all regular and special meetings of any committee of the Board of Directors of which such Board Representative is a member. The Company shall provide each Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members. The Company agrees and acknowledges that, in the event the Company fails to pay to the Mistral Manager the annual cash compensation required to be paid thereby pursuant to the first sentence of this Section 7.1(g), one or more of the Mistral Purchasers shall be entitled to enforce this Section 7.1(g) for the benefit of the Mistral Manager.

(h) Subject to the final two sentences of this Section 7.1(h), the Mistral Purchasers, on the one hand, and the Serruya Purchaser, on the other hand, shall each be entitled, by way of written notice to the Board of Directors to request a representative attend any particular meeting of the Board of Directors and any particular meeting of each committee thereof as an observer (each, a “Board Observer”) which request shall not be unreasonably denied. The right of the Mistral Purchasers to request a Board Observer shall be terminated for any period of time during which the Mistral Purchasers’ aggregate ownership of shares of Common Stock (including, for this purpose, shares of Common Stock issuable upon conversion of their Purchased Shares) falls below the Mistral Ownership Floor. The right of the Serruya Purchaser to request a Board Observer shall be terminated for any period of time during which the Serruya Purchaser’s ownership of shares of Common Stock (including, for this purpose, shares of Common Stock issuable upon conversion of the Purchased Shares) falls below its Serruya Ownership Floor.

(i) From and after the Closing, unless consented to in writing by the holders of a majority of the Underlying Shares (assuming conversion of the Purchased Shares), the Company shall not adopt an amendment to Section 3.1 of the Bylaws (or any successor provision thereto) that (i) alters the minimum number of directors to an amount less than three (3) or (ii) increases the maximum number of directors to an amount greater than twelve (12).

7.2 Information Rights.

(a) In addition and without limitation to the information rights afforded to its Board Representatives and Board Observer in Section 7.1 above, each Purchaser shall be entitled, but not obligated, to reasonably request financial or other information (including non-public information) regarding the business and operations of the Company and its Subsidiaries, including all annual, quarterly and monthly financial reports delivered to the Board of Directors. The Company shall permit, and shall cause each of its Subsidiaries to permit, the authorized representatives of each Purchaser with reasonable access during normal business hours and upon reasonable advance notice, to the offices, properties, personnel, books and records of the Company and each of its Subsidiaries.

(b) The information rights under this Section 7.2 shall be terminated and not exercisable (i) by any Mistral Purchaser following any Mistral Purchaser Sale that results in the Mistral Purchasers’ aggregate beneficial ownership of shares of Common Stock to be less than fifteen percent (15%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other like changes in the Company’s capital structure) and (ii) by the Serruya Purchaser following any Serruya Purchaser Sale that results in the Serruya Purchaser’s beneficial ownership of shares of Common Stock to be less than fifteen percent (15%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other like changes in the Company’s capital structure).

7.3 NASDAQ Listing. The Company shall use its reasonable best efforts to maintain the listing of the Common Stock (including any shares of Common Stock reserved for issuance pursuant to Section 7.4 below) on the NASDAQ Global Market, including (a) taking all actions reasonably related to maintaining NASDAQ Stock Market listing standards and (b) refraining from taking actions reasonably expected to cause the Company to not meet NASDAQ Stock Market listing standards.

7.4 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Preferred Stock, as provided in the Certificate of Designation, the maximum number of Underlying Shares that may be issuable or deliverable upon such conversion. Such Underlying Shares are duly authorized and, when issued or delivered in accordance with the Certificate of Designation, shall be validly issued, fully paid and non-assessable. The Company shall issue such Underlying Shares in accordance with the terms of the Certificate of Designation, and otherwise comply with the terms hereof and thereof.

7.5 Restrictions on Public Sale. The Company agrees (a) not to effect any public offering or distribution of any Equity Securities of the Company and (b) not to register any Equity Securities of the Company (except pursuant to registration on Form S-8 or any successor thereto), in each case, during the period beginning on the date hereof and ending 90 days after the effective date of the shelf registration statement to be filed in accordance with the Registration Rights Agreement, except as part of such registration; provided, however, that for the purpose of clarity, any repricing of the Company’s outstanding warrants shall not be deemed to constitute any public offering or distribution of Equity Securities of the Company.

7.6 Indebtedness. From and after the Closing, unless consented to in writing by the holders of a majority of the Underlying Shares (assuming conversion of the Purchased Shares), the Company shall not permit the outstanding Indebtedness of the Company and its Subsidiaries, taken as a whole, to exceed $10,000,000 in the aggregate, at any time.

7.7 Publicity, Filing of Form 8-K, Press Release.

(a) No public release or announcement concerning the transactions contemplated hereby or by any of the other Transaction Documents shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the NASDAQ Stock Market, in which case, the party required to make the release or announcement (the “Disclosing Party”) shall, to the extent reasonably practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that nothing in this Agreement shall restrict any Purchaser from disclosing the name of the Company, the name of its executive officers, a brief description of the business of the Company, the Company’s logo and the type and aggregate amount of such Purchaser’s investment in the Company (a) on the world wide web page(s) maintained by such Purchaser or any Affiliate thereof, (b) in any tombstone advertisement placed by such Purchaser or any Affiliate thereof or (c) in any promotional or marketing materials regarding the Purchaser or any Affiliate thereof. Each party, to the extent such party constitutes a Disclosing Party hereunder, agrees to consider the comments of the other parties reasonably and in good faith.

(b) Each Purchaser acknowledges that, on or before the third (3rd) Business Day following the date hereof, the Company shall file a Current Report on Form 8-K with the SEC (the “Form 8-K”) describing the terms of the transactions contemplated by the Transaction Documents and including as exhibits to such Form 8-K this Agreement, the Certificate of Designation and the Registration Rights Agreement, in the form required by the Exchange Act. The Company shall also issue a press release or other announcement of this Agreement or the transactions contemplated hereby within one Business Day following the date hereof, and shall file such press release with the filing of the Form 8-K with the SEC; it being understood that the issuance of such press release or other announcement shall be subject to Section 7.7(a) above.

7.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares contemplated hereby to repay in full the outstanding Indebtedness, of the Company under that certain Financing Agreement, dated as of September 11, 2008 (as modified and amended from time to time) by and among the lender parties thereto, Victory Park Management, LLC as agent and the Company (the “Victory Indebtedness”) and for other ordinary course working capital purposes of the Company. In addition, the Company may use a portion of the proceeds from the sale of the Purchased Shares to satisfy its obligations under the Common Stock Put and Call Agreement dated as of September 11, 2008 entered into in connection with the Victory Indebtedness following exercise of the put right contained in such agreement.

7.9 Preemptive Rights.

(a) Subject to Section 7.9(g) below, from and after the Closing, each Purchaser shall have the right (or may appoint an Affiliate to exercise such right) to exercise the preemptive rights set forth in this Section 7.9 (such Purchaser or any such Affiliate thereof who exercises such right, an “Exercising Party”). If the Company, at any time following the Closing, intends to consummate a public or non-public offering of Equity Securities (any such security, a “New Security”) (other than (i) pursuant to the granting or exercise of compensatory stock options or other equity-based awards pursuant to the Company’s stock incentive plans in the ordinary course of equity compensation awards and any other compensatory stock options or equity-based awards that may be considered an “inducement grant” pursuant to NASDAQ Marketplace Rule 5635(c)(4), (ii) issuances for the purposes of consideration in acquisition transactions, (iii) issuances of shares of Common Stock issued upon conversion of, or as a dividend on, any convertible or exchangeable securities of the Company issued either (A) pursuant to the transactions contemplated hereby or (B) prior to the date hereof and (iv) distributions or issuances pursuant to any rights plan adopted by the Company), the Exercising Party shall be afforded the opportunity to acquire from the Company a portion of such New Securities (the “Purchaser New Securities”) for the same price (net of any underwriting discounts or sales commissions) and on the same terms as such New Securities are sold to others, up to the amount specified in the following sentence. The amount of Purchaser New Securities that the Exercising Party shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number of such offered shares of New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by such Purchaser on a fully-diluted basis (assuming conversion, exercise or exchange of all “in-the-money” securities or other “in-the-money” interests convertible into, exercisable for or exchangeable for shares of Common Stock) from either Purchased Shares or the Underlying Shares, as of such date, and the denominator of which is the number of shares of Common Stock then outstanding on a fully-diluted basis (assuming conversion, exercise or exchange of all “in-the-money” securities or other “in-the-money” interests convertible into, exercisable for or exchangeable for shares of Common Stock), as of such date (such fraction, a “Preemptive Rights Fraction”). For the avoidance of doubt, for purposes of calculating any Purchaser’s Preemptive Rights Fraction, the calculation of the number of shares of Common Stock on a fully-diluted basis shall disregard any such convertible, exercisable or exchangeable securities or such other interests that are “out-of-the-money.”

(b) In the event the Company proposes to offer New Securities, it shall deliver written notice thereof to each Purchaser (the “Offer Notice”), which Offer Notice shall also describe the price, anticipated amount of New Securities to be sold, the anticipated timing of such sale and the other material terms upon which the Company proposes to offer same (including, in the case of a registered public offering, to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) no later than ten (10) Business Days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company determines to pursue any other offering. The Exercising Party shall have ten (10) Business Days from the date of receipt of such notice to notify the Company in writing that it intends to exercise such preemptive rights and as to the amount of New Securities the Exercising Party desires to purchase, up to the maximum amount of Purchaser New Securities calculated pursuant to Section 7.9(a) above (such notice, the “Exercise Notice”). An Exercise Notice shall constitute a binding agreement of the Exercising Party to purchase the amount of Purchaser New Securities so specified at the price and other terms set forth in the Company’s Offer Notice. The failure of the Exercising Party to respond within such ten (10) Business Day period shall be deemed a waiver of the Exercising Party’s rights under this Section 7.9 only with respect to the offering described in the applicable Offer Notice.

(c) If the Exercising Party exercises its preemptive rights provided in this Section 7.9, the closing of the purchase of the Purchaser New Securities with respect to which such right has been exercised shall take place simultaneously with the closing of the sale of the New Securities to the other purchasers thereof (or, if such purchasers close on different dates, simultaneously with the earliest of such closing date); provided, that the closing may be extended for a maximum of ninety (90) days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Exercising Party agrees to use its commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of such Purchaser New Securities.

(d) In the event the Exercising Party fails to exercise its preemptive rights as provided in this Section 7.9 within said ten (10) Business Day period or, if so exercised, the Exercising Party is unable to consummate such purchase within the time period specified in Section 7.9(c) above because of the failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled, during the period of ninety (90) days following the conclusion of the applicable period, to enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within sixty (60) days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 7.9 or which the Exercising Party is unable to purchase because of such failure to obtain any such consent or approval (such New Securities, “Remaining New Securities”), at a price and upon terms no more favorable to the purchasers of such Remaining New Securities than were specified in the Company’s original Offer Notice therefor. Notwithstanding the foregoing, if such sale of Remaining New Securities is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed one hundred fifty (150) days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Remaining New Securities or entered into an agreement to sell the Remaining New Securities within said ninety (90)-day period (or sold and issued Remaining New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed one hundred fifty (150) days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such Remaining New Securities without first offering such securities once again in the manner provided in Section 7.1(a) and (b) above.

(e) The Company and each applicable Purchaser shall cooperate in good faith to facilitate the exercise of the applicable Exercising Party’s preemptive rights hereunder, including securing any required approvals or consents.

(f) To the extent the procedure described in Section 7.9(a) through (e) does not result in the purchase of all Remaining New Securities, if any, such procedure shall be repeated for the benefit of any Exercising Party who has successfully consummated the purchase of its Purchaser New Securities as offered under the original Offer Notice until there are no Remaining New Securities.

(g) The preemptive rights under this Section 7.9 shall be terminated and not exercisable (i) by any Mistral Purchaser following any Mistral Purchaser Sale that results in the Mistral Purchasers’ aggregate beneficial ownership of shares of Common Stock to be less than twenty-five percent (25%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other like changes in the Company’s capital structure) and (ii) by the Serruya Purchaser following any Serruya Purchaser Sale that results in the Serruya Purchaser’s beneficial ownership of shares of Common Stock to be less than twenty-five percent (25%) of its Closing Amount (as adjusted for any reorganization, recapitalization, reclassification, stock dividend stock split, reverse stock split or other like changes in the Company’s capital structure).

7.10 Monitoring Fee. Commencing on the last day of the fiscal quarter in which the Closing Date occurs, and on the last day of each fiscal quarter thereafter (each, a “Payment Date”), the Company shall pay to the Mistral Manager, by wire transfer of immediate funds to a bank account designated by the Mistral Manager by written notice to the Company no fewer than two (2) Business Days prior to the applicable Payment Date, a cash amount equal to one-quarter of the product of (x) the number of Mistral Seats whose occupants can be selected by the Mistral Purchasers under the terms of the Certificate of Designation or, when applicable, this Agreement multiplied by (y) the Monitoring Fee (the “Monitoring Fee”); provided, that, if the number of such seats is reduced over the course of a fiscal quarter, the Monitoring Fee shall nevertheless be payable on the next Payment Date assuming the highest number of seats possible, but shall be adjusted downward to account for the number of days elapsed over the course of such fiscal quarter following such reduction. For the avoidance of doubt, the Monitoring Fee payable for the fiscal quarter in which the Closing Date occurs shall be calculated on a “stub” basis, taking into the number of days within such fiscal quarter remaining between the Closing Date and the following Payment Date, inclusive. The Company agrees and acknowledges that, in the event the Company fails to pay the Monitoring Fee, one or more of the Mistral Purchasers shall be entitled to enforce this Section 7.10 for the benefit of the Mistral Manager.

7.11 No Affiliate Transactions. From and after the Closing, unless consented to in writing by the holders of a majority of the Underlying Shares (assuming conversion of the Purchased Shares), the Company shall not and shall cause each of its Subsidiaries not to, except as expressly permitted herein or under any other Transaction Document, enter into or permit any other transaction (including the purchase, sale, lease or exchange of any assert, property or the rendering of any service), directly or indirectly, with or for the benefit of any of its Affiliates, except the payment of any salaries or other employee compensation to officers of any Affiliate of the Company (including reasonable compensation to any director of any such Affiliate of the Company).

7.12 VCOC Letter. In recognition of the representation and acknowledgement set forth in Section 3.35, the Company further acknowledges and agrees that any right of the Purchasers to advise with respect to management activities may be assigned or allocated among the Purchasers as they may agree among themselves, and such right may be assigned to the owners of one or more relevant Purchasers, or any of their respective affiliates, for the purpose of qualifying any such owner Purchaser or affiliate as a VCOC. On or prior to the Closing, the Company shall, at the direction of any Purchaser, provide a letter to any such Purchaser, confirming certain management rights appropriate for VCOC investors, in form and substance reasonably acceptable to such Purchaser (a “VCOC Letter”).

7.13 Certain Interim Covenants. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, conduct its business and operations in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits, (iii) keep available the services of its directors, officers and other key personnel and (iv) maintain satisfactory relationships with customers, suppliers, lenders and other Persons with whom it has a material business relationship. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or any other Transaction Document, unless consented to in writing by a Majority Interest, the Company shall not and shall cause each of its Subsidiaries not to:

(a) amend its Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) or take any action that would require a vote of the holders of the Purchased Shares under Section 3(D) of the Certificate of Designation if such Certificate of Designation were in effect on the date hereof;

(b) (i) split, combine or reclassify, (ii) declare, set aside or pay any dividend or other distribution in respect of, (iii) redeem, repurchase or otherwise acquire (except as may be required by any agreement with employees, officers, directors or consultants of the Company in effect on the date hereof upon termination of their employment or services), (iv) issue, deliver or sell (excluding issuances of options to purchase the Company’s Common Stock to employees in the ordinary course of business in a manner consistent with past practice or shares of Common Stock pursuant to the exercise of stock options or warrants of the Company outstanding as of the date hereof), or (v) amend any term or provision of any agreement, instrument or other document governing, in each case, any Equity Securities;

(c) create, incur, assume or permit to exist any Indebtedness in excess of $10,000,000 in the aggregate (excluding, for this purpose, the Victory Indebtedness);

(d) change any methods of accounting, excepted as required by GAAP and as agreed to by the independent public accounts of the Company; or

(e) agree, or commit or offer to do any of the foregoing.

ARTICLE VIII     COVENANTS OF THE PURCHASERS

8.1 Standstill. During the Standstill Period, without the prior consent of the Board of Directors (excluding any Preferred Directors then in office) each Purchaser shall not, and such Purchaser shall cause each of its Affiliates not to (and with respect to the Serruya Purchaser, the Serruya Purchaser shall cause (i) Michael Serruya, his immediately family members and companies in which they control and (ii) its members not to), directly or indirectly:

(a) otherwise act, alone or in concert with others, to seek, offer or propose (whether publicly or otherwise) to effect control of the management, Board of Directors or policies of the Company or to seek a waiver of any provision of this Agreement; or

(b) take any action that results in any Purchaser having to file or amend a Schedule 13D indicating an intention, plan or proposal to do any of the foregoing.

Anything in this Section 8.1 to the contrary notwithstanding, Section 8.1 shall not prohibit or restrict (i) any actions taken by the Preferred Directors in their capacities as a member of the Board of Directors and in compliance with and subject to his or her fiduciary duties as a member of the Board of Directors or (ii) any Purchaser from either (a) tendering its Purchased Shares or its Underlying Shares in connection with any tender offer or exchange offer for shares of Preferred Stock or shares of Common Stock or (b) vote at any meeting (or provide its consent in connection with any action by way of written consent, if applicable) of the stockholders of the Company called, and at every postponement or adjournment thereof, for the purpose of an acquisition of the Company (to which such Purchaser or its Affiliates are not a party) or exchange or tender of its Purchased Shares or its Underlying Shares in connection with any such acquisition.

8.2 Election of Directors; Quorum.

(a) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the stockholders of the Company, called, and at every postponement or adjournment thereof, each Purchaser agrees to, and agrees to cause each Person to whom such Purchaser has sold Purchased Shares constituting twenty-five percent (25%) or more of the amount acquired by such Purchaser at the Closing (a “Permitted Transferee”) to, in connection with such meeting (or action by written consent), vote any and all of the Purchased Shares and shares of Common Stock beneficially owned by it or them, or to cause any such shares to be voted (in each case to the extent such shares are eligible to so vote), at the election of each Purchaser, in its sole discretion, in connection with any election or removal of directors in (i) the manner recommended by the Board with respect to the election or removal of each Director, or (ii) the same proportion as the votes of all stockholders of the Company, other than the Purchasers and their respective Affiliates, present in person or by proxy at the meeting with respect to the election or removal of each director.

(b) During the Standstill Period, at every meeting (or action by written consent, if applicable) of the stockholders of the Company called, and at every postponement or adjournment thereof, each Purchaser agrees to, and agrees to cause each Permitted Transferee to, cause any and all of the Purchased Shares and shares of Common Stock beneficially owned by it or them and entitled to be voted thereat to be present in person or represented by proxy at the meeting so that all such shares shall be counted as present for determining the presence of a quorum at such meeting.

8.3 Restrictions of Transfer. The Purchasers shall not be subject to any restrictions on the transfer of their Purchased Shares other than restrictions imposed by applicable securities laws and as follows:

(a) Prior to the expiration of the two (2) year anniversary of the Closing Date, no such transfer of any Purchased Shares to any Person or to such Person’s Affiliates aggregating to ten percent (10%) or more of the then outstanding shares of the Company’s Common Stock on an as-converted basis may be consummated unless the sale thereof (along with the applicable terms of sale) is first offered to the Company not less than ten (10) Business Days prior to the date on which such Purchaser proposes to commence a sale process in respect of its Preferred Stock. If the Company accepts such offer within the requisite period of days, then the applicable Purchaser and the Company shall cooperate to consummate such sale within five (5) Business Days of the acceptance of the offer. If the Company fails to accept such offer within the requisite period, or refuses such offer (the date of such failure or refusal, the “Rejection Date”), then such Purchaser shall be free to sell its Purchased Shares on no less favorable terms and conditions as originally offered to the Company. Any failure by the Purchaser to enter into an agreement to sell such Purchased Shares within ninety (90) days of the Rejection Date, or to consummate any such sale within sixty (60) days of the entry into any such agreement, shall once again cause the Purchased Shares originally offered to the Company to be subject to the process described above. For the avoidance of doubt, the forgoing shall not apply to sales of shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock.

(b) For ninety (90) days following the Closing Date, no Purchaser shall transfer any of its Purchased Shares or any Underlying Shares to any third party (other than, for the avoidance of doubt, any controlled Affiliate thereof or, in the case of a non-controlled Affiliate or member of a Purchaser, a non-controlled Affiliate or member who agrees to be bound to the provisions of this paragraph); provided, however, that this Section 8.3(b) shall not restrict any Purchaser from either (a) tendering its Purchased Shares or its Underlying Shares in connection with any tender offer or exchange offer for shares of Preferred Stock or shares of Common Stock or (b) vote at any meeting (or provide its consent in connection with any action by way of written consent, if applicable) of the stockholders of the Company called, and every postponement or adjournment thereof, for the purpose of an acquisition of the Company (to which such Purchaser or its Affiliates are not a party) or exchange or tender its Purchased Shares or its Underlying Shares in connection with any such acquisition.

(c) Notwithstanding the foregoing, the Purchasers shall not knowingly transfer any Purchased Shares to a direct or indirect competitor of the Company, as reasonably determined by a majority of the Board of Directors (excluding for these purposes any Preferred Directors).

(d) The restrictions on transfer set forth in this Section 8.3 shall terminate in the event of a bankruptcy or similar proceeding of the Company, either voluntary or involuntary.

8.4 Restrictions on Purchase. From the date hereof through the Closing Date, such Purchaser shall not effect any purchase of the Common Stock of the Company or any securities convertible into the Common Stock of the Company.

8.5 Serruya Purchaser Transfer. Prior to the Closing Date 1082272 Ontario Inc. shall transfer all of its rights under this Agreement to a newly-created entity at least 60% of which is beneficially owned by Michael Serruya and/or his “immediate family members” (as defined in the rules and regulations of the SEC), which entity shall be reasonably acceptable to the Company, shall have assumed each of the obligations of 1082272 Ontario Inc. under this Agreement and shall thereafter be the Serruya Purchaser.

8.6 Serruya Escrow of Purchase Price. On or prior to the close of business in Friday, June 5, 2009 the Serruya Purchaser shall (i) cause its aggregate Purchase Price to be placed in escrow with Stikeman Elliott LLP, who on such date shall confirm to the Company receipt of such funds and (ii) enter into with the Company an escrow letter in a form to be mutually agreed upon.

8.7 Serruya Holding Company Ownership and Transfers. The Serruya Purchaser shall (i) inform the Company in writing at Closing of the names and percentage equity interest of its members at Closing, (ii) inform the Company in writing of any changes thereafter no later than three (3) business days of any such change and (iii) covenants and agrees that it shall not take any action intended to circumvent the intent of the covenants in this Article VIII or the provisions of Article VII through a transfer of its underlying membership or equity holdings.

ARTICLE IX     SURVIVAL; INDEMNIFICATION

9.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement during the period commencing on the Closing Date and ending at 5:00 p.m. EST on the forty-fifth (45th) day following the filing of the Company’s Annual Report on Form 10-K, for fiscal year ending December 29, 2009, with the

SEC (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 9.2 Date (the “Survival Period”). Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

9.2 Indemnity.

(a) The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and each of their respective officers, directors, partners, members and employees, and each Person who controls such Purchaser within the meaning of the Exchange Act, to the fullest extent permitted under applicable Law, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or, if applicable, in any other Transaction Document or (2) the Company’s breach of its agreements or covenants in this Agreement or in any other Transaction Document or (3) any action, suit, claim, proceeding or investigation by any Governmental Authority, stockholder of the Company or any other Person (other than the Company) relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (other than any Losses attributable to the acts, errors or omissions on the part of such Purchaser, but not including the transactions contemplated hereby or by any other Transaction Document).

(b) Each Purchaser agrees, solely with respect to itself only and on a several basis (and not, for the avoidance of doubt, on a joint or joint and several basis with the other Purchaser) to indemnify and hold harmless the Company and each of its officers, directors, partners, members and employees, and each Person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Company Indemnified Parties”), to the fullest extent permitted under applicable Law, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Purchaser’s representations or warranties in this Agreement or (2) such Purchaser’s breach of its agreements or covenants in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification hereunder; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 9.2 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnifying Party shall be entitled to assume and conduct the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, unless (i) such claim seeks remedies, in addition to or other than, monetary damages that are reasonably likely to be awarded, (ii) such claim involves a criminal proceeding or (iii) counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party. If any one of the

foregoing clauses (i) through (iii) applies, the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, the Indemnified Party shall nevertheless be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, that all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s reasonable request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its prior written consent (not to be unreasonably withheld, conditioned or delayed). The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d) For purposes of the indemnity contained in Section 9.2(a)(1) and Section 9.2(b)(1), all qualifications and limitations set forth in the parties’ representations or warranties as to “materiality,” “Company Material Adverse Effect” and words of similar import, shall be disregarded when determining the amount of the Loss resulting from the applicable inaccuracy in or breach of representation or warranty in this Agreement.

(e) Any claim for indemnification pursuant to this Section 9.2 for breach of any representation or warranty can only be brought on or prior to the expiration of the Survival Period; provided that if notice of a claim for indemnification pursuant to this Section 9.2 for breach of any representation or warranty is brought prior to the end of such period, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

(f) No investigation of the Company or any of its Subsidiaries by either Purchaser, or by the Company of either Purchaser, whether prior to or after the date hereof, shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

(g) Any indemnification payments pursuant to this Section 9.2 shall be treated as an adjustment to the applicable Purchase Price for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable Law.

(h) Notwithstanding anything herein to the contrary, each of the parties agrees and acknowledges that (a) all agreements, covenants, representations, warranties, undertakings and other commitments made by each Purchaser under this Agreement or any other Transaction Document are entered into or made on a several and not a joint or joint and several basis; (b) no Purchaser shall have any liability to any Company Indemnified Party, on account of a breach of this Agreement or any other Transaction Document by any other Purchaser; and (c) no Purchaser shall have any liability to the Purchaser Indemnified Parties of any other Purchaser to the extent such Purchaser has breached this Agreement or any other Transaction Document.

ARTICLE X     TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated by the other Transaction Documents may be abandoned at any time prior to the Closing:

(a) by mutual written consent of a Majority Interest and the Company (the Company’s consent being duly authorized by the Board of Directors); or

(b) by a Majority Interest or the Company if the Closing shall not have occurred on or before June 23, 2009; provided, however, that that right to terminate this Agreement under this Section 10.1 (b) shall not be available to either of the foregoing whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by a Majority Interest or the Company if any Governmental Authority in the United States shall have been enacted, issued, promulgated, enforced or entered any Order which is then in effect and is final and nonappealable and has the effect of making consummation of the transactions contemplated by the Transaction Documents illegal or otherwise preventing or prohibiting consummation of such transactions.

10.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 10.1, this Agreement (other than this Section 10.2 and Article XI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that nothing herein shall relieve any party from any liabilities or damages incurred or suffered by any other party as a result of the material breach by such other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE XI     MISCELLANEOUS

11.1 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Attn: Michael Fox, Senior Vice President, General Counsel

Facsimile (510) 653-0643

with a copy to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121-2133

Attn: Jay Cameron Rains, Esq.

Facsimile: (858) 638-5076

and

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303-2248

Attn: Eric H. Wang, Esq.

Facsimile: (650) 833-2001

if to the Purchasers:

to the address set forth under each Purchaser’s name on the signature pages hereto with, in respect of the Mistral Purchasers, a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Jeffrey D. Marell, Esq.

Facsimile: (212) 757-3990

and

with, in respect of the Serruya Purchaser, a copy to:

Stikeman Elliott LLP

5300 Commerce Court West, 199 Bay Street

Toronto, ON M5L 1B9

Attn: Brian M. Pukier, Esq.

Facsimile: (416) 947-0866

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 11.1 designate another address or Person for receipt of notices hereunder.

11.2 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities Laws and the terms and conditions thereof, each Purchaser may assign any of its rights or obligations under this Agreement or the other Transaction Documents; provided, that if any obligation of the Purchaser is so assigned prior to the Closing, such Purchaser shall remain primarily liable hereunder for the discharge or compliance with such obligation.

11.3 Amendment and Waiver.

(a) No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and a Majority Interest; provided, however, that any amendment, supplement or modification of or to any provision of this Agreement that affects any Purchaser in a manner that is disproportionately adverse to such Purchaser, as compared to the other Purchasers, shall also require the consent of such Purchaser. Any waiver of any provision of this Agreement and any consent to any departure thereof from the terms of this Agreement shall be effective (i) only if such waiver or consent is made or given in writing and signed by the party foregoing the benefit and enforcement of the provision of this Agreement for which such waiver or consent is sought and (ii) only in the specific instance and for the specific purpose for which such waiver or consent is made or given.

11.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.6 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD IMPLICATE OR CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY. The parties hereto irrevocably submit to the exclusive jurisdiction of any Court of Chancery sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, the Purchased Shares and the Underlying Shares or the affairs of the Company. To the fullest extent they may effectively do so under applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.8 Rules of Construction. Unless the context otherwise requires (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars,” “dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection, recital, Company Disclosure Schedule or Exhibit shall refer, respectively, to Sections, Subsections, recitals, Company Disclosure Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (f) references herein to any gender or no gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;” (j) the word “or” shall be disjunctive but not exclusive; (k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (l) references to any contract means such contract as amended, supplemented or modified in accordance with the terms thereof, except that with respect to any contract listed on any Company Disclosure Schedules hereto, all such amendments, supplements or modifications must also be listed thereon; (m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

11.9 Entire Agreement. This Agreement, together with the Exhibits and the Company Disclosure Schedule hereto, and the other Transaction Documents, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the Exhibits and the Company Disclosure Schedule hereto, and the other Transaction Documents, supersede all prior agreements and understandings among the parties with respect to such subject matter; provided, however, that any non-disclosure agreement in place between the Company and Purchasers shall continue in full force and effect and shall survive the Closing.

11.10 Fees and Expenses. In the event of litigation related to this Agreement, where a court of competent jurisdiction determines in a final, non-appealable order in favor of a party, the non-prevailing party shall reimburse the prevailing party for all reasonable costs and expenses (including legal fees) incurred in connection with such litigation. In the event the court order results in both parties prevailing in part, the court shall determine the appropriate allocation of fees and expenses to be reimbursed by the parties or may determine to instead have each party bear their own respective fees and costs if such result is the most equitable in light of the court order.

11.11 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Securities Purchase Agreement on the date first written above.

COMPANY:

JAMBA, INC.
a Delaware corporation

By:	/s/ James D. White
Name:	James D. White
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Securities Purchase Agreement on the date first written above.

MISTRAL PURCHASERS:

MISTRAL EQUITY PARTNERS, LP MISTRAL EQUITY PARTNERS QP, LP

By: Mistral Equity GP, LLC

By:	/s/ Robert Fioretti
Name:	Robert Fioretti
Title:	Managing Director

Address:	650 Fifth Avenue, 31st Floor New York, NY 10019

MEP CO-INVEST, LLC

By:	/s/ Andrew R. Heyer
Name:	Andrew R. Heyer
Title:	Managing Member

Address:	650 Fifth Avenue, 31st Floor New York, NY 10019

SERRUYA PURCHASER:

1082272 ONTARIO INC.

By:	/s/ Aaron Serruya
Name:	Aaron Serruya
Title:	Director and Secretary

Address:	210 Shields Court Markham, Ontario L3R 8V2 Canada

EXHIBIT A

SCHEDULE OF PURCHASERS

PURCHASER	NUMBER OF SHARES OF SERIES B-1 PREFERRED STOCK TO BE PURCHASED AT THE CLOSING	NUMBER OF SHARES OF SERIES B-2 PREFERRED STOCK TO BE PURCHASED AT THE CLOSING	AGGREGATE PURCHASE PRICE
Mistral Equity Partners, LP	118,524		$13,630,260.00
Mistral Equity Partners QP, LP	42,702		$4,910,730.00
MEP Co-Invest, LLP	8,774		$1,009,010.00
1082272 Ontario Inc., to be assigned to an entity controlled by the Serruyas prior to Closing		134,348	$15,450,020.00
TOTAL	170,000	134,348	$35,000,020.00

Exhibit B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of June [    ], 2009 by and among Jamba, Inc., a Delaware corporation (the “Company”), the Advisor, and each of those Persons listed on the Schedule of Investors attached hereto as Exhibit A who are signatories to this Agreement (each an “Investor,” and together the “Investors”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 hereof.

RECITALS

WHEREAS, pursuant to the Securities Purchase Agreement dated as of May [    ], 2009 (the “Purchase Agreement”) by and among the Company and the Investors, the Company has agreed to issue and sell to the Investors an aggregate of [•] shares of the Series B-1 Preferred Stock and an aggregate of [•] shares of the Series B-2 Preferred Stock;

WHEREAS, the obligations of the Company and the Investors under the Purchase Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by the Company and the Investors.

WHEREAS, the Company has agreed to issue to the Advisor a Warrant to purchase Common Stock as compensation for services rendered in connection with the transactions set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I     DEFINITIONS

1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Advisor” means North Point Advisors LLC.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Charter Documents” means the Certificate of Incorporation and the Bylaws of the Company, each as may be amended from time to time.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any other capital stock of the Company into which such stock is reclassified or reconstituted, and any securities of the Company or any successor which may be issued on or after the date hereof in respect of, or in exchange for, shares of Common Stock pursuant to, among others, merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

“Common Stock Equivalents” means any security or obligation which is by its terms, directly or indirectly, substantively analogous to, convertible into or exchangeable or exercisable into or for shares of Common Stock, including, without limitation, shares of the Series B Preferred Stock and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Underwriter” has the meaning set forth in Section 4.1.

“Designated Holder” means the Investors, the Advisor and any permitted transferee of the Investors and Advisor to whom Registrable Securities have been transferred in accordance with Section 9.5 of this Agreement, other than a transferee to whom Registrable Securities have been transferred pursuant to a Registration Statement under the Securities Act or Rule 144 or Regulation S under the Securities Act (or any successor rules thereto), but in each case solely for so long as such Investor, Advisor or transferee continues to be a holder of Registrable Securities.

“Electing Holders” has the meaning set forth in Section 5.1.

“Eligible Market” has the meaning set forth in the definition of “Trading Day” as set forth in this Section 1.1.

“Effectiveness Period” has the meaning set forth in Section 3.2(a).

“Event” has the meaning set forth in Section 3.3.

“Event Payment Date” has the meaning set forth in Section 3.3.

“Event Payments” has the meaning set forth in Section 3.3.

“Exchange Act” means the securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Existing Registration Rights” has the meaning set forth in Section 9.2.

“FINRA” means the Financial Industry Regulatory Authority (or any successor entity thereto).

“Governmental Authority” means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Holders’ Counsel” has the meaning set forth in Section 6.1(a).

“Incidental Registration” has the meaning set forth in Section 4.1.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Investors” has the meaning set forth in the preamble to this Agreement and shall also include any permitted transferee thereof.

“Inspector” has the meaning set forth in Section 5.2(b).

“Liability” has the meaning set forth in Section 7.1.

“Majority Interest” means the Designated Holders holding at least a majority of the then-outstanding Registrable Securities or, for the avoidance of doubt, shares of Series B Preferred Stock (calculated on an as converted basis), but disregarding, in any event, the Registrable Securities issued or issuable to the Advisor by way of the exercise of the Warrant.

“Participating Holder” has the meaning set forth in Section 5.1.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Records” has the meaning set forth in Section 5.2(b).

“Registrable Securities” means, subject to Section 2.2 below (a) shares of Common Stock issued or issuable upon conversion of the shares of Series B Preferred Stock or upon the exercise of the Warrant; and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced in clause (a) above.

“Registration Expenses” has the meaning set forth in Section 6.3.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Required Effectiveness Date” means the earlier of (A) the date that is forty-five (45) days from the Required Filing Date; provided, that, if the SEC reviews and has written comments to the filed Registration Statement, then the Required Effectiveness Date under this clause shall be sixty (60) days from the Required Filing Date, or (B) five (5) Business Days following the date the SEC or the Staff notifies the Company that it will not review the Registration Statement or that the Company may request effectiveness of the Registration Statement.

“Required Filing Date” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission or any similar or successor agency then having jurisdiction to enforce the Securities Act.

“SEC Approved Registrable Securities” means Registrable Securities other than SEC Non-Registrable Securities.

“SEC Non-Registrable Securities” means the Registrable Securities excluded from the Registration Statement either (i) pursuant to Section 3.2(b) because the SEC or the Staff has indicated through comment letters or otherwise that such securities are not eligible to be resold under Rule 415 of the Securities Act, or (ii) pursuant to Section 3.2(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series B Preferred Stock” means collectively the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Preferred Stock” means the Series B-1 Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Shelf Registration Statement” has the meaning set forth in Section 3.1.

“Staff” has the meaning set forth in Section 3.2(b).

“Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted (an “Eligible Market”), or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading ceases to occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

“Underwriter Identification” has the meaning set forth in Section 3.2(b).

“Victory Park Registration Rights” has the meaning set forth in Section 9.2.

“Warrant” means the warrant to purchase shares of Common Stock issued to the Advisor as compensation for services rendered in connection with the transactions set forth in the Purchase Agreement.

ARTICLE II     GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1 Grant of Rights. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

2.2 Registrable Securities. For the purposes of this Agreement, securities of the Company listed in clauses (a) and (b) of the definition of “Registrable Securities” in Section 1.1 hereof will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and all such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of the Registrable Securities owned by a Designated Holder may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Designated Holder, each in their reasonable judgment (it being agreed that DLA Piper LLP (US) shall be satisfactory counsel), without any limitation as to volume pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act or (iii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act.

2.3 Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities, or holds an option to purchase, or a security convertible into or exercisable or exchangeable for, Registrable Securities whether or not such acquisition or conversion has actually been effected. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of the instructions, notice or election received from the record owner of such Registrable Securities.

ARTICLE III     SHELF REGISTRATION

3.1 Shelf Registration Statement. Not later than thirty (30) days after the Closing Date (such 30th day, the “Required Filing Date”), the Company shall file with the SEC a registration statement pursuant to Rule 415 of the Securities Act (the “Shelf Registration Statement”) on Form S-3 (or any successor form thereto), or if Form S-3 may not be used by the Company pursuant to applicable law, on Form S-1 (or any successor form thereto, with respect to the resale, from time to time, covering all of the Registrable Securities held by the Designated Holders. The Shelf Registration Statement shall contain substantially the “Plan of Distribution” attached hereto as Exhibit B. The disposition of Registrable Securities from the Shelf Registration Statement may occur, at any time, in one or more underwritten offerings, block transactions, broker transactions, at-market transactions or in such other manner or manners as may be specified by the applicable Designated Holders. Notwithstanding the above, if the Company is required to file the Registration Statement on a Form S-1, then the Company shall have sixty (60) days from the Closing Date to prepare and file the Registration Statement and the Required Filing Date shall be, in such case, the sixtieth (60th) day after the Closing Date.

3.2 Effective Shelf Registration Statement.

(a) The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective as soon as practicable, but not later than the Required Effectiveness Date, and shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, subject to the provisions of Sections 6.4 and 6.5 hereof, until the earlier of (i) such time as the Company delivers an opinion of counsel reasonably acceptable to the Majority Interest (it being agreed that DLA Piper LLP (US) shall be satisfactory counsel) that each Designated Holder may sell in the open market in a single transaction all Registrable Securities then held by each such Designated Holder pursuant to Rule 144 of the Securities Act (or any similar provision then in force) without being subject to the volume limitations thereof or otherwise under an applicable exemption from the registration requirements of the Securities Act, as amended, and all other applicable securities and blue sky laws or (ii) all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or pursuant to Rule 144 (such period being the “Effectiveness Period”).

(b) Notwithstanding anything to the contrary in this Agreement (other than Section 3.2(d) below), in the event the staff of the SEC (the “Staff”) or the SEC seeks to characterize any offering pursuant to a Registration Statement filed pursuant to this Agreement as constituting an offering of securities by or on behalf of the Company such that Rule 415 is not available to the Company to register the resale of such Registrable Securities and, as a result, the Staff or the SEC does not permit such Registration Statement to become effective and used for resales in a manner that permits the continuous resale at the market by the Designated Holders participating therein (or as otherwise may be acceptable to each Designated Holder) without being named therein as an “underwriter,” then the Company shall reduce the number of shares to be included in such Registration Statement (in accordance with the following sentence) until such time as the Staff and the SEC shall so permit such Registration Statement to become effective as aforesaid. In making such reduction, the Company shall reduce (i) first, the number of Registrable Securities to be included by the Advisor (if any) until, if necessary, none of the Advisor’s Registrable Securities are included and (ii) second, the number of Registrable Securities to be included by all other Designated Holders on a pro rata basis (based upon the number of Registrable Securities otherwise required to be included for each such Designated Holder) unless the inclusion of shares by a particular Designated Holder or a particular set of Designated Holders results in the Staff or the SEC’s taking the position that the inclusion of such Registrable Securities by such Designated Holders would constitute a registration “by or on behalf of the Company,” in which event, the shares held by such Designated Holder or set of Designated Holders shall be the only shares subject to reduction (and, if by a set of Designated Holders, the number of Registrable Securities to be included by the Advisor (if any) shall be subject to such reduction first until, if necessary, none of the Advisor’s Registrable Securities are included and, second, on a pro rata basis by such other Designated Holders or on such other basis as would result in the exclusion of the least number of shares by all such other Designated Holders). In addition, in the event that the Staff or the SEC requires any Designated Holder seeking to sell securities under a Registration Statement filed pursuant to this Agreement to be specifically identified as an “underwriter” (an “Underwriter Identification”) in order to permit such Registration Statement to become effective, and such Designated Holder (subject to Section 3.2(d) below) does not consent to being so named as an underwriter in such Registration Statement, then, in each such case, the Company shall reduce the total number of Registrable Securities to be registered on behalf of such Designated Holder, only to the extent necessary as would cause the Staff or the SEC not to require such Underwriter Identification or until such Designated Holder accepts such Underwriter Identification and the manner thereof. In the event of any reduction in Registrable Securities pursuant to this Section 3.2(b), if requested by a Designated Holder holding Registrable Securities that were so excluded from such registration, the Company shall use its reasonable best efforts to cause such Registrable Securities to be registered to the greatest extent and at the earliest opportunity practicable and in any event not later sixty (60) days after the earliest practicable date permitted under applicable guidance of the SEC and the Staff (and shall use its reasonable best efforts to effect additional registrations of Registrable Securities until all such securities have been included in additional Registration Statements).

(c) Notwithstanding anything to the contrary in this Agreement, a Designated Holder shall have the right to require the Company to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement, by written notice to the Company upon such Designated Holder’s reasonable belief that (i) inclusion of such Registrable Securities in the Registration Statement could subject such Designated Holder to underwriter liability, or (ii) the SEC or the Staff will impose restrictions and terms on the disposition of such Registrable Securities that are materially inconsistent with the Plan of Distribution attached hereto as Exhibit B. In such event, the Company shall be required to file a new Registration Statement for such excluded shares in accordance with Section 3.2(b).

(d) If any such Registration Statement and related prospectus refers to any Designated Holder by name or otherwise as the holder of any securities of the Company and if in such holder’s sole and exclusive judgment, such holder is or might be deemed to be an underwriter or a controlling person of the Company, or that such reference could reasonably be expected to result in an Underwriting Identification requirement, such holder shall have the right to (i) require the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company, or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, require the deletion of the reference to such holder.

3.3 Event Payments. Should an Event (as defined below) occur then, upon each monthly anniversary of the occurrence of such Event (an “Event Payment Date”) until the applicable Event is cured, as relief for the damages suffered therefrom by the Investors or permitted transferee of the Investors (the parties hereto agreeing that the liquidated damages provided for in this Section 3.3 constitute a reasonable estimate of the damages that may be incurred by the Investors by reason of such Event and that such liquidated damages represent the exclusive monetary remedy for the Designated Holders for damages suffered due to such Event; provided, however, that this shall in no manner limit the Designated Holders’ entitlement to specific performance as provided for in Section 9.3), the Company shall pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to one-twentieth of a percent (0.05%) of (i) the number of SEC Approved Registrable Securities then held by such Investor as of the date of such Event, multiplied by (ii) the purchase price paid by such Investor for such SEC Approved Registrable Securities then held, for each day that such Event continues, excluding the day on which such Event has been cured. The payments to which an Investor shall be entitled pursuant to this Section 3.3 are referred to herein as “Event Payments.” In the event the Company fails to make Event Payments to an Investor within five (5) Business Days after an Event Payment Date, such Event Payments owed to such Investor shall bear interest at the rate of one half percent (0.5%) per month (prorated for partial months) until paid in full. All pro rated calculations made pursuant to this paragraph shall be based upon the actual number of days in such pro rated month. Notwithstanding the foregoing provisions, in no event shall the Company be obligated to pay such liquidated damages (a) to more than one Investor in respect of the same Registrable Securities for the same period of time, (b) in an aggregate amount that exceeds five percent (5.0%) of the purchase price paid by such Investor for its Registrable Securities pursuant to the Purchase Agreement, and (c) to the Advisor.

For such purposes, each of the following shall constitute an “Event”:

(a) a Registration Statement is not filed on or prior to the Required Filing Date or is not declared effective on or prior to the Required Effectiveness Date except: (A) as provided for in Section 6.4 or (B) in the event that the SEC or the Staff (whether by means of a comment letter provided by the SEC or the Staff relating to the Registration Statement or otherwise) makes a determination that the registration of the Registrable Securities under the Registration Statement may not be appropriately characterized as secondary offerings that are eligible to be made on a shelf basis under Rule 415 or that one or more of the Designated Holders should be subjected to Underwriter Identification; or

(b) on and after the effective date of a Registration Statement filed hereunder, a Designated Holder is not permitted to sell SEC Approved Registrable Securities under the Registration Statement (or a subsequent Registration Statement filed in replacement thereof) for any reason (other than the fault of such Designated Holder) for more than forty five (45) days in any one hundred and eighty day (180) day period or for more than ninety (90) days in any twelve month period.

3.4 Expenses. The Company shall bear all Registration Expenses in connection with this ARTICLE III, whether or not the Shelf Registration Statement becomes effective.

ARTICLE IV     INCIDENTAL OR “PIGGY-BACK” REGISTRATION

4.1 Request for Incidental Registration. At any time after the date hereof until the end of the Effectiveness Period, if (i) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto), or (ii) the Company proposes to file a Registration Statement under the Securities Act with respect to an offering for the account of any stockholder of the Company other than any Designated Holder, then in each case the Company shall give written notice of such proposed filing to each of the Designated Holders at least thirty (30) days before the anticipated filing date, and such notice shall specify, at minimum, the proposed date of filing of such Registration Statement, any proposed means of distribution of such Registrable Securities or other securities, any proposed managing underwriter or underwriters of such Registrable Securities or other securities and a good faith estimate by the Company of the proposed maximum offering price thereof, as such price is proposed to appear on the facing page of such registration statement, and offer such Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request (an “Incidental Registration”). The Company shall use its best efforts (within twenty (20) days of the notice by the Designated Holders provided for below in this sentence) to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each of the Designated Holders who have requested in writing to the Company within ten (10) Business Days of the giving of the notice by the Company to participate in the Incidental Registration to include its, his or her Registrable Securities in such offering on the same terms and conditions as the securities of the Company or the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 4.1 involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Designated Holders thereof accept the terms of the underwritten offering as reasonably agreed upon between the Company, such other stockholders, if any, and the Company Underwriter. If the Company Underwriter determines in writing to the Company that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of the Company, (ii) the Registrable Securities to be offered for the account of the Designated Holders (other than the Advisor) pursuant to this ARTICLE IV, as a group, which Registrable Securities shall be allocated pro rata among such Designated Holders based on the number of Registrable Securities requested to be included in such offering by each such Designated Holder, (iii) the Registrable Securities to be offered for the account of the Advisor pursuant to this Article IV and (iv) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders (disregarding the Registrable Securities of the Advisor, which are subject to the applicable reductions noted above in this Section 4.1) included in the registration to below 20% of the total amount of securities included in such registration, unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) hereof, in which case such 20% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b) hereof. If the Company Underwriter determines in writing that the registration of all or part of the Registrable Securities which the Designated Holders have requested to be included in an offering for the account of any stockholder of the Company other than any Designated Holders (“Other Stockholders”) would materially adversely affect the price, timing or distribution of the securities offered or the price per security that will derive from such registration, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such adverse effect, (i) all of the securities to be offered for the account of such Other Stockholders, (ii) the Registrable Securities to be offered for the account of the Designated Holders (other than the Advisor) pursuant to this ARTICLE IV, as a group, which Registrable Securities shall be allocated pro rata among such other Designated Holders based on the number of Registrable Securities requested to be included in such offering by each such Designated Holder, (iii) the Registrable Securities to be offered for the account of the Advisor pursuant to this Article IV, (iv) all of the securities to be offered for the account of the Company, and (v) other securities requested to be included in such offering; provided, however, that no such reduction shall reduce the shares of Registrable Securities held by the Designated Holders (disregarding the Registrable Securities of the Advisor, which are subject to the applicable reductions noted above in this Section 4.1) included in the registration to below 40% of the total amount of securities included in such registration unless such adverse effect is related to any of the matters contemplated by Section 3.2(b) above, in which case such 40% floor shall not apply and such Registrable Securities may be excluded pursuant to the provisions of Section 3.2(b). For the avoidance of doubt, no registration pursuant to this Section 4.1 shall relieve the Company of its obligations to register Registrable Securities pursuant to Sections 3.1 and 3.2.

4.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under Section 4.1 prior to the effectiveness of such registration whether or not any Designated Holder has elected to include Registrable Securities in such registration. A Designated Holder shall have the right, by written notice to the Company, to exclude all or any portion of such Designated Holder’s Registrable Securities from any Registration Statement effected pursuant to this ARTICLE IV at any time prior to its effectiveness.

4.3 Expenses. The Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this ARTICLE IV, whether or not such Incidental Registration becomes effective.

ARTICLE V     UNDERWRITTEN OFFERINGS

5.1 Market Underwritten Offering. After one (1) year from the Closing Date, the Designated Holders may distribute all or any portion of the Registrable Securities by means of an underwritten offering; provided, that: (i) a Majority Interest has requested such underwritten offering (the “Electing Holders”), (ii) the Electing Holders provide written notice to the Company and the other Designated Holders of their intention to distribute Registrable Securities by means of an underwritten offering; (iii) the managing underwriter or underwriters thereof shall be designated by the Electing Holders (provided, however, that such designated managing underwriter or underwriters shall be reasonably acceptable to the Company); (iv) each Designated Holder participating in such underwritten offering (each a, “Participating Holder,” and collectively, the “Participating Holders”) agrees to sell such Participating Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Electing Holders entitled selecting the managing underwriter or underwriters hereunder; (v) each Participating Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; and (vi) the underwritten sale pursuant to this Section must be for a number of Registrable Securities, which based on the good faith determination by the Electing Holders, would result in gross proceeds of at least $10 million.

5.2 The Company agrees that in the event an underwritten offering pursuant to this Section 5.1 is undertaken, the Company shall (without limitation to the obligations of the Company set forth in Article VI):

(a) enter into and perform customary agreements (including an indemnity agreement with customary indemnification provisions) and take such other actions as reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the underwriter, if applicable;

(b) make available at reasonable times for inspection by any Designated Holder, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by any such Designated Holder or any managing underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and such other information (collectively, the “Records”) as shall be reasonably necessary to enable any such Inspector to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Notwithstanding the foregoing, Records and other information that the Company determines, in good faith, to be confidential, and which is delivered to the Inspectors pursuant to written instruction to keep such information confidential, shall not be disclosed by the Inspectors or used for any purpose other than as necessary or appropriate for the purpose of such inspection (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (i) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (iii) the information in such Records was and/or becomes otherwise known to the Inspectors on a non-confidential basis, prior to or after its disclosure by the Company, or was and/or becomes generally available to the public. Each Designated Holder agrees that it shall promptly, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential, and such Designated Holder shall reasonably cooperate with the Company in connection therewith;

(c) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective and dated as of such date, an opinion of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions; and

(d) obtain one or more “cold comfort” letters, dated the effective date of such Registration Statement and dated the date of the closing under the applicable underwriting agreement, signed by the independent certified public accountants of the Company who have certified the financial statements included in such Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the holders of a Majority Interest.

ARTICLE VI     REGISTRATION PROCEDURES

6.1 Obligations of the Company. Whenever registration of Registrable Securities has been requested pursuant to ARTICLE III or ARTICLE IV of this Agreement, the Company shall use its reasonable best efforts to effect the registration of such Registrable Securities in accordance with the intended method of distribution thereof, and in connection with any such request, the Company shall, as expeditiously as possible:

(a) before filing a Registration Statement or prospectus or any amendments or supplements thereto relating to Registrable Securities, the Company shall provide a single counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (disregarding any Registrable Securities of the Advisor) (“Holders’ Counsel”) with an adequate and appropriate opportunity to review and comment on such Registration Statement and each prospectus included therein (and each amendment or supplement thereto) to be filed with the SEC, provided, that in no event shall such review period be required to be more than ten (10) days. The Company shall reasonably cooperate with Holders’ Counsel in performing the Company’s obligations under this Agreement. The Company shall promptly notify the Holders’ Counsel and each seller of Registrable Securities of any stop order issued or threatened by the SEC relating to Registrable Securities and use all best efforts to prevent the entry of such stop order or to remove it if entered;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement effective for the period specified in such ARTICLE III, or with respect to ARTICLE IV and if not so specified therein, the lesser of (A) one hundred and eighty (180) days and (B) such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold and shall comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(c) furnish to each seller of Registrable Securities, prior to filing a Registration Statement relating to Registrable Securities, at least one executed copy of such Registration Statement as is proposed to be filed, and thereafter such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and such other documents or prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d) register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (A) qualify generally to do business as a foreign entity in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.1(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(e) promptly notify each seller of Registrable Securities: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement (but only if relating to Registrable Securities) has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment (but only if relating to Registrable Securities), when the same has become effective; (ii) of any comments or request by the SEC or any other federal or state Governmental Authority for amendments or supplements to a Registration Statement or related prospectus or for additional information (but only if relating to Registrable Securities); (iii) of the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of a Registration Statement relating to Registrable Securities or of any order suspending or preventing the use of any related prospectus or the initiation or threatening of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (v) of the existence of any fact or happening of any event (including the passage of time) of which the Company has knowledge which makes any statement of a material fact in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes to the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vi) determination by counsel of the Company that a post-effective amendment to a Registration Statement relating to Registrable Securities is advisable;

(f) upon the occurrence of any event contemplated by clause (v) of Section 6.1(e), as promptly as practicable, prepare a supplement, amendment or post-effective to such Registration Statement or related prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to or an amendment or post-effective amendment of such Registration Statement or prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Upon the occurrence of any event contemplated by clauses (iii) or (iv) of Section 6.1(e), as promptly as practicable, the Company shall use its reasonable best efforts to promptly obtain the withdrawal of any such order or suspension and shall immediately notify each seller of Registrable Securities of any such withdrawal;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, that the applicable listing requirements are satisfied;

(i) keep Holders’ Counsel reasonably advised in writing as to the initiation and progress of any registration hereunder; provided, that the Company shall provide Holders’ Counsel with all correspondence with Staff or the SEC in connection with any Registration Statement filed hereunder to the extent that such Registration Statement has not been declared effective on or prior to the date required hereunder;

(j) provide reasonable cooperation to each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA; provided, that the Company shall not be required to incur material expenses or obligations in connection with its obligations under this Section 6.1(j);

(k) cooperate with the Designated Holders of the Registrable Shares to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of any restrictive legends and in such denominations and registered in such names as such Designated Holders may request;

(l) not later than the Required Effectiveness Date of any Registration Statement, the Company shall provide CUSIP numbers for the Registrable Securities registered for resale under such Registration Statement, and provide the transfer agent for the Registrable Shares one or more certificates for such Registrable Shares, in a form eligible for deposit with the Depository Trust Company; and

(m) take all other steps reasonably necessary and advisable to effect the registration of the Registrable Securities contemplated hereby.

6.2 Seller Information. The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish, and such seller shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing in response to requests made by the Staff or to permit the Company to comply with the rules and regulations of the SEC. The furnishing of such information shall be a condition to the inclusion of the seller’s shares in such registration.

6.3 Registration Expenses. The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of the Holders’ Counsel (including without limitation the fees charges and expenses incurred in connection with any amendments to a Registration Statement), and (v) the reasonable fees, charges and expenses of counsel to the Company and of its independent certified public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 6.3 are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Designated Holders’ Registrable Securities.

6.4 Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of Section 6.1(e), such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.1(f) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 6.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to clause (v) of Section 6.1(e) to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 6.1(f); provided, that, no single suspension under this Section 6.4 shall exceed forty-five (45) days in any one hundred and eight (180) day period and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period.

6.5 Suspension of Sales. Notwithstanding anything in this Agreement to the contrary, so long as the Registration Statement is on Form S-1 or on any other form that does not allow for forward incorporation by reference of reports and other materials filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, the Company may suspend sales under such Registration Statement as follows (but, in any event, no single suspension event shall exceed forty-five (45) days in any one hundred and eighty (180) day period) and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period: (i) for the period commencing at the time that the Company disseminates a press release announcing its preliminary financial results for any fiscal period and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 10-K or 10-Q, as applicable, under the Exchange Act is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (ii) for the period commencing at the time that the Company disseminates a press release announcing a material development that would make a statement of a material fact in such Registration Statement untrue or misleading and ending on the third (3rd) Business Day after the earlier of (A) the date that the related report on Form 8-K is filed with the SEC and (B) the date on which such report is required to be filed under the Exchange Act (giving effect to Rule 12b-25 promulgated thereunder); (iii) to the extent necessary to allow any post-effective amendment to the Registration Statement or supplement to the prospectus to be prepared and, if necessary, filed with the SEC and, in the case of a post-effective amendment, declared effective; and (iv) for a period during which the Company, in the good faith opinion of the Board of Directors, determines that the disclosure of material, non-public information concerning the Company or any of its subsidiaries would be materially detrimental to the Company; provided, that the Company shall promptly notify the Designated Holders in writing (I) of the existence of such material, non-public information (provided that in each notice the Company will not disclose the content of such material, non-public information to the Designated Holders) and the date on which such suspension will begin and (II) of the date on which such suspension ends. The Company will use its reasonable best efforts to minimize periods during which the Registration Statement is not effective.

ARTICLE VII     INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Designated Holder, its general or limited partners, members, directors, officers, Affiliates and each Person who controls (within the meaning of Section 15 of the Securities Act) any of the foregoing from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) (each, a “Liability” and collectively, “Liabilities”), (i) arising out of or based upon any untrue, or allegedly untrue, statement of a material fact contained in any Registration Statement, prospectus or preliminary, final or summary prospectus, or document incorporated by reference into any of the foregoing, or notification or offering circular (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), (ii) arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements were made, except insofar as such Liability arises out of or is based upon any untrue statement or omission contained in such Registration Statement, preliminary prospectus or final prospectus in reliance and in conformity with information concerning such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use therein, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws in connection with the sale of securities by such Designated Holder pursuant to any Registration Statement in which such Designated Holder is participating. The Company shall also provide customary indemnities to any underwriters (or persons, including broker-dealers or agents deemed “underwriters” within the meaning of the Securities Act) of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

7.2 Indemnification by Designated Holders. In connection with any Registration Statement in which a Designated Holder is participating pursuant to ARTICLE III or ARTICLE IV hereof, each such Designated Holder shall promptly furnish to the Company in writing such information with respect to such Designated Holder as may be required by law or regulation for use in connection with any such Registration Statement or prospectus and all information required to be disclosed in order to make the information previously furnished to the Company by such Designated Holder not materially misleading or necessary to cause such Registration Statement or prospectus not to omit a material fact with respect to such Designated Holder necessary in order to make the statements therein not misleading. Each Designated Holder agrees to indemnify and hold harmless the Company, its directors, officers, Affiliates, and each Person who controls the Company to the same extent as the foregoing indemnity from the

Company to the Designated Holders, but only if such untrue statement or omission was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by such Designated Holder specifically for use in such Registration Statement or preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing; provided, however, that the total amount to be indemnified by such Designated Holder pursuant to this Section 7.2 shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering to which the Registration Statement or prospectus relates.

7.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) such parties have been advised in writing by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, in any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all similarly-situated Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

7.4 Contribution.

(a) If the indemnification provided for in this ARTICLE VII from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Liabilities referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7.1 and 7.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by such Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering. No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to indemnification or contribution from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

(b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 7.4(a). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VIII     COVENANTS

8.1 Rule 144. The Company covenants that from and after the date hereof it shall use its best efforts to (a) file any reports required to be filed by it under the Exchange Act and (b) take such further action as each Designated Holder may reasonably request (including providing any information necessary to comply with Rule 144 under the Securities Act), all to the extent required from time to time to enable such Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or Regulation S under the Securities Act or (ii) any similar rules or regulations hereafter adopted by the SEC. The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements.

8.2 Limitations on Registration Rights. Except for rights under the Existing Registration Rights, no Person shall, without the prior written consent of a Majority Interest, be permitted to include securities of the Company in any registration filed under ARTICLE III hereto.

ARTICLE IX     MISCELLANEOUS

9.1 Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the shares of Common Stock and the Common Stock Equivalents, (ii) any and all shares of voting common stock of the Company into which the shares of Common Stock or Common Stock Equivalents are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Company and (iii) any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the shares of Common Stock or Common Stock Equivalents and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Company shall cause any successor or assign (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with the Designated Holders on terms substantially the same as this Agreement as a condition of any such transaction.

9.2 Other Registration Rights. Except for the Registration Rights Agreement dated as of September 11, 2008 by and among the Company, Victory Park Special Situations, L.P. and Victory Park Credit Opportunities, L.P. (the “Victory Park Registration Rights”), the Company shall not enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement, except with the prior written consent of a Majority Interest; provided, however, that foregoing sentence shall not in any manner restrict or prohibit the obligations of the Company under the existing the Registration Rights Agreement between Services Acquisition Corp and certain investors, as amended (together with the Victory Park Registration Rights, the “Existing Registration Rights”), for which a registration statement has already been filed. Except for the rights under the Existing Registration Rights, no holder of the securities of the Company has the right to register securities of the Company on the initial or any subsequent Shelf Registration Statement.

9.3 Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages alone (including those specified in Section 3.3) would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

9.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in the manner provided for under the Purchase Agreement.

9.5 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter; provided, that the rights of the Designated Holders contained in this Agreement shall be automatically transferred to the transferee of any Registrable Security provided that (i) such transferee agrees to become a party to this Agreement and be fully bound by, and subject to, all of the terms and conditions of the Agreement as though an original party hereto; (ii) the Company is furnished with written notice of (a) the name and address of such transferee, and (b) the securities with respect to which such registration rights are being transferred; (iii) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Securities Act or applicable state securities laws if so required; and (iv) such transfer shall have been conducted in accordance with all applicable federal and state securities laws. All of the obligations of the Company hereunder shall survive any transfer. Except as provided in ARTICLE VII, no Person other than the parties hereto and their successors and permitted assigns are intended to be a beneficiary of this Agreement.

9.6 Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Designated Holders holding at least a Majority Interest; provided, that if any such amendment, modification, supplement, waiver, consent or departure would adversely affect the rights, preferences or privileges of any Investor disproportionately with respect to the rights, preferences and privileges of the other Investors, such Investor’s consent in writing shall be required; provided further, any party hereto may give a waiver in writing as to itself.

9.7 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliated entities or Persons or entities or Persons under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.8 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

9.9 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.10 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD IMPLICATE OR CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY. The parties hereto irrevocably submit to the exclusive jurisdiction of any Court of Chancery sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.11 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

9.12 Rules of Construction. Unless the context otherwise requires (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars,” “dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection, recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, recitals, Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation;” (f) references herein to any gender or no gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding;” (j) the word “or” shall be disjunctive but not exclusive; (k) references herein to any law (including any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative statute, regulation, order, rule, directive, ordinance, code, constitution, principle of common law, equity or treaty) shall be deemed to refer to such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (l) references to any contract means such contract as amended, supplemented or modified in accordance with the terms thereof; and (m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

9.13 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

9.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

9.15 Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under any other agreement including, but not limited to, the Charter Documents and the Purchase Agreement.

9.16 Termination. Except for the liabilities or obligations under Section 6.3 or ARTICLE VII, all of which shall remain in effect in accordance with their terms, this Agreement and the obligations of the parties hereunder (other than liability for the breach by any party hereto of any of the terms of this Agreement) shall terminate upon the end of the Effectiveness Period.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

COMPANY:

JAMBA, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

INVESTOR:

[ ]

By:

Name:

Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

ADVISOR:

NORTH POINT ADVISORS LLC

By:

Name:

Title:

EXHIBIT A

SCHEDULE OF INVESTORS

EXHIBIT B

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders (as well as persons, including broker-dealers or agents deemed to be “underwriters” within the meaning of the Securities Act) against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, in accordance with a registration rights agreement, or the selling stockholders will be entitled to contribution.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with any underwriters or broker-dealers for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

Exhibit C

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF

SERIES B-1 CONVERTIBLE PREFERRED STOCK

AND

SERIES B-2 CONVERTIBLE PREFERRED STOCK

OF

JAMBA, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware:

The undersigned, the Senior Vice President and General Counsel of Jamba, Inc. (hereinafter called the “Company”), organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Company, the said Board of Directors on May [•], 2009, adopted the following resolution creating a series of 170,000 shares of Preferred Stock designated as Series B-1 Convertible Preferred Stock and a series of 134,348 shares of Preferred Stock designated as Series B-2 Convertible Preferred:

WHEREAS, the Company’s Certificate of Incorporation authorizes 1,000,000 shares of preferred stock, $0.001 par value per share, issuable from time to time in one or more series (the “Preferred Stock”); and

WHEREAS, the Company’s Certificate of Incorporation authorizes the Board of Directors to provide by resolution for the issuance of shares of preferred stock in one or more series, and to fix for each such series such voting powers (full or limited), and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, two series of Preferred Stock of the Company be and hereby are created, and that the designation and amount thereof and the powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The designation of such series of Preferred Stock shall be (i) “Series B-1 Convertible Preferred Stock,” $0.001 par value per share (the “Series B-1 Preferred Stock”), and (ii) “Series B-2 Convertible Preferred Stock,” $0.001 par value per share (the “Series B-2 Preferred Stock,” and collectively with the Series B-1 Preferred Stock, the “Series B Preferred Stock”). The maximum number of shares of Series B-1 Preferred Stock shall be 170,000 and the maximum number of shares of Series B-2 Preferred Stock shall be 134,348. The Series B-1 Preferred Stock and Series B-2 Preferred Stock shall, with respect to rights upon liquidation, winding up, dissolution, redemption or otherwise, rank pari passu with one another and, except as otherwise provided herein, the powers, preferences and relative, optional and other special rights of the shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, and the qualifications, limitations or restrictions thereof, shall otherwise be identical.

Section 2. Dividends and Distributions.

(A) The holders of record of the outstanding shares of Series B Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board or an authorized committee thereof, dividends at the rate of eight percent (8%) of the Stated Liquidation Preference Amount (as defined in Section 4(A) below) per share per annum from the date of issuance (the “Issuance Date”) of the Series B Preferred Stock; provided, that, such rate shall be increased to ten percent (10%) of the Stated Liquidation Preference Amount in the event that, and for so long as (x) the shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) are not listed for trading on any of the New York Stock Exchange, the NASDAQ Global Market or the American Stock Exchange or (y) there has occurred an Expansion Director Event (as defined below in Section 3(D) below) and the Dividend Arrearages related thereto have not yet been paid in full and in cash. Dividends on the Series B Preferred Stock shall be cumulative, shall accrue, whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available therefor, and, at the Company’s option, on a quarter by quarter basis from the Issuance Date, shall either (i) be paid in cash at the end of each quarterly period (each, a “Dividend Payment Date”) following the Issuance Date, if the Company is legally able to declare and pay a dividend under the General Corporation Law of the State of Delaware or (ii) added to the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 2(A) (until such time as the Company declares and pays such dividend in full and in cash, at which time, such dividend shall not be part of the Stated Liquidation Preference Amount for the purposes of calculating dividends pursuant to this Section 2(A)) (any amount that has been added to the Stated Liquidation Preference Amount and not yet paid, a “Dividend Arrearage”).

(B) Subject to Section 3(E)(iii), so long as any shares of Series B Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any Distribution on any shares of Common Stock or any series of equity securities of the Company which, by their terms, rank junior to the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (together, with the Common Stock, the “Junior Stock”) unless at the time of such dividend or Distribution the Company simultaneously pays a dividend or Distribution on each outstanding share of Series B Preferred Stock in an amount equal to the product of (i) the dividend or Distribution payable on each share of Junior Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred Stock, calculated on the record date for determination of holders entitled to receive such dividend or Distribution.

(C) For purposes hereof, “Distribution” shall mean the transfer of cash or other property without consideration, whether by way of dividend or otherwise or the purchase or redemption of shares of the Company for cash or property other than: (i) repurchases of shares of Common Stock issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (ii) the redemption of the shares of Series B Preferred Stock provided in Section 6 below.

Section 3. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

(A) The holders of outstanding shares of Series B Preferred Stock shall be entitled to notice of all meetings of stockholders in accordance with the Company’s Bylaws. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of votes that would be attributable to the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock, assuming such conversion took place on the record date for determining the stockholders entitled to vote on such matter. Except as provided herein or by law, holders of outstanding shares of Series B Preferred Stock shall vote together with the holders of outstanding shares of Common Stock as a single class.

(B) At each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company (the “Board of Directors”) are to be elected, or whenever members of the Board of Directors are to be elected by written consent:

(i) the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-1 Preferred Stock vote separately as a class shall be entitled to elect (x) two (2) directors so long as 85,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure) or more shares of Series B-1 Preferred Stock are outstanding at such time or (y) one (1) director so long as less than 85,000 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), but at least 42,500 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), shares of Series B-1 Preferred Stock are outstanding at such time (any such director, a “Series B-1 Director”). So long as the holders of shares of Series B-1 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-1 Preferred Stock to vote for and elect one or two Series B-1 Directors (the “Series B-1 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause any such Series B-1 Director, and only the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to otherwise fill any vacancy in the office of such Series B-1 Director occurring for any reason. Removal of a Series B-1 Director and election of a successor Series B-1 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-1 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to a Series B-1 Director Election Right, as set forth above (a “Representation Reduction Event”), then (a) the right of the holders of the Series B-1 Preferred Stock to elect such additional director(s) shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person(s) elected as a Series B-1 Director(s) by the holders of the Series B-1 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) neither the remaining Series B-1 Director (if any) nor the holders of shares of Series B-1 Preferred Stock shall have any right to elect or appoint a Series B-1 Director to replace such director. To the extent that there is more than one Series B-1 Director on the Board immediately prior to the Representation Reduction Event, the holders of a majority of the then-outstanding shares of Series B-1 Preferred Stock shall have the right to designate which of the Series B-1 Directors’ terms shall end pursuant to this Section 3(b)(i) and cause such person to resign from the Board; provided, that if holders of a majority of the then-outstanding shares of Series B-1 Preferred Stock fail to designate in advance which of the Series B-1 Directors’ terms shall end, the directors (other than the Series B-1 Directors) shall then be entitled to make such designation.

(ii) the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-2 Preferred Stock vote separately as a class shall be entitled to elect one (1) director so long as 33,587 (adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure) or more shares of Series B-2 Preferred Stock are outstanding at such time (such director, the “Series B-2 Director”). So long as the holders of shares of Series B-2 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-2 Preferred Stock to vote for and elect the Series B-2 Director (the “Series B-2 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause the Series B-2 Director, and only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled fill the vacancy created by such removal or to otherwise fill any vacancy in the office of the Series B-2 Director occurring for any reason. Removal of the Series B-2 Director and election of a successor to the Series B-2 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-2 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to a Series B-2 Director Election Right, as set forth above, then (a) the right of the holders of the Series B-2 Preferred Stock to elect a Series B-2 Director shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as a Series B-2 Director by the holders of the Series B-2 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series B-2 Preferred Stock shall not have any right to elect or appoint a Series B-2 Director to replace such director.

(C) If at the Company’s 2010 annual meeting of its stockholders there are more than nine (9) members serving on the Board of Directors and there are at least 67,174 shares of Series B-2 Preferred Stock outstanding at such time (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure), then the affirmative vote or consent of the holders of at least a majority of the shares of the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-2 Preferred Stock vote separately as a class shall be entitled to elect one (1) additional director (the “Additional Series B-2 Director”). So long as the holders of shares of Series B-2 Preferred Stock then outstanding retain at least the minimum number of shares required to give rise the right of the holders of the shares of the Series B-2 Preferred Stock to vote for and elect the Additional Series B-2 Director (the “Additional Series B-2 Director Election Right”), as set forth above, only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled to remove from the Board of Directors without cause the Additional Series B-2 Director, and only the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding shall be entitled fill the vacancy created by such removal or to otherwise fill any vacancy in the office of the Additional Series B-2 Director occurring for any reason. Removal of the Additional Series B-2 Director and election of a successor to the Additional Series B-2 Director shall be effected by submission of written notice to the Board of Directors by the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding. If at any time the holders of the shares of Series B-2 Preferred Stock then outstanding fail to retain the minimum number of shares required to give rise to the Additional Series B-2 Director Election Right, as set forth above, then (a) the right of the holders of the Series B-2 Preferred Stock to elect the Additional Series B-2 Director shall cease, (b) unless the other members of the Board of Directors determine otherwise in a duly adopted resolution, the term of office of the person elected as an Additional Series B-2 Director by the holders of the Series B-2 Preferred Stock shall terminate and the number of the Board of Directors shall be reduced accordingly, and (c) the holders of shares of Series B-2 Preferred Stock shall not have any right to elect or appoint an Additional Series B-2 Director to replace such director.

(D) If and whenever at any time or times an Expansion Director Event occurs, then the number of directors constituting the Board of Directors shall be increased by one, as soon as practicable, and the affirmative vote or consent of the holders of at least majority of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B-1 Preferred Stock and the holders of Series B-2 Preferred Stock vote together as a single class, shall be entitled to elect one (1) director to the Board of Directors to fill the newly created directorship (the “Expansion Director Election Right” and, any such director, an “Expansion Director”). Such voting rights may be exercised at a special meeting of the holders of the shares of the Series B-1 Preferred Stock and Series B-2 Preferred Stock, at any annual meeting of stockholders or by written consent, in each case, held or obtained for the purpose of electing directors and, thereafter, until such time as all Dividend Arrearages shall have been paid in full in accordance with clause (i) of Section 3(A), at which time, such voting Expansion Director Election Rights and the terms of the directors elected pursuant to this Section 3(D) shall terminate and the term of office of the Expansion Director shall forthwith terminate and the number of Board of Directors shall be reduced accordingly. Prior to the termination of such Expansion Direction Election Rights, only the holders of a majority of the shares of the Series B Preferred Stock then outstanding at the time shall be entitled to remove from the Board of Directors without cause the Expansion Director, and only the holders of a majority of the shares of Series B Preferred Stock then outstanding shall be entitled to fill the vacancy created by such removal or to fill any vacancy in the office of the Expansion Director occurring for any reason. For purposes of this Certificate of Designation, “Expansion Director Event” shall mean the failure of the Company to declare and pay in full and in cash dividends on shares of the Series B Preferred Stock with respect to periods ending on three (3) consecutive Dividend Payment Dates.

(E) The Series B-1 Preferred Stock and the Series B-2 Preferred Stock, as a single class, shall have the following additional class voting rights: So long as any shares of the B-1 Preferred Stock or the Series B-2 Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the B-1 Preferred Stock and the Series B-2 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series B Preferred Stock vote separately as a class:

(i) authorize, create, issue or increase the authorized or issued amount of any class or series of stock that ranks (x) on a parity with the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (collectively, “Parity Stock”) or (y) senior to the Series B Preferred Stock as to dividends and distributions or upon a liquidation, winding-up and dissolution of the Company (collectively, “Senior Stock”);

(ii) issue to officers or directors of the Company, or any persons or entities affiliated with such officers and directors, any shares of Common Stock for consideration less than the Conversion Price then in effect or any options, warrants or other rights to acquire shares of Common Stock at an exercise price per share less than the Conversion Price then in effect other than with respect to shares of Common Stock issuable upon the exercise of stock options or other securities issued under a Company stock plan or issued outside a Company stock plan as compensation;

(iii) declare, pay or set apart for payment any dividend or Distribution on the shares of Junior Stock or Parity Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any shares of Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any shares or Junior Stock or Parity Stock whether in cash, obligations or shares of the Company or other property, or permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any shares of Junior Stock or Parity Stock or any such warrants, rights, calls or options; provided, however, that the Company may declare, pay or set apart for payment dividends on Junior Stock in the form of additional shares of Junior Stock; provided, further, that to the extent any dividends or Distributions on shares of Parity Stock are permitted hereunder, such dividends or Distributions shall be made on the shares of Series B Preferred Stock and the shares of Parity Stock on a pari passu basis and if the dividends or Distributions are paid on the shares of Series B Preferred Stock and shares of Parity Stock are in an amount less than total amount of such dividends or Distributions at the time accumulated on such shares, such dividends or Distributions shall be allocated pro rata per share in proportion to the full liquidation preference to which each share is entitled;

(iv) amend the Certificate of Incorporation, this Certificate of Designation, or the Bylaws of the Company (including by way of merger, consolidation or otherwise) so as to affect adversely any right, preference, privilege or voting power of the Series B Preferred Stock; provided, however, that (a) any creation and issuance of shares of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (b) any Liquidation (as defined in Section 4(A) below), whether by merger, consolidation or otherwise, shall not be deemed to adversely affect such rights, preferences, privileges or voting powers and (c) the Company shall not be restricted from authorizing an amendment to the Certificate of Incorporation solely for the purpose of effecting a reverse stock split (and for no other purpose) other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v) authorize or effect any stock dividend, forward stock split, combination or other like changes for and with respect to the Series B Preferred Stock; provided, however, that the Company shall not be restricted by the foregoing from authorizing or effecting a reverse stock split other than a reverse stock split that would constitute, or would reasonably be expected to constitute, a transaction under Rule 13E-3 of the Exchange Act;

(vi) reclassify the Company’s outstanding securities; or

(vii) enter into any contract, agreement or other arrangement that would, directly or indirectly, preclude the Company from (x) complying with any of its obligations under Section 6 or (y) making payment in full in cash on each Dividend Payment Date of the dividends contemplated in Section 2 above.

(F) Except as set forth herein, in the Certificate of Incorporation or required by law, holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Liquidation Preference.

(A) In the event of the liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of shares of Common Stock or any other Junior Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue Price (defined below) plus any applicable Dividend Arrearages (the “Stated Liquidation Preference Amount”), plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of such Liquidation, whether or not declared or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (the amount payable to the holders of Series B Preferred Stock pursuant to clause (i) or (ii) of this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such Liquidation, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and holders of shares of Parity Stock (if any) the full liquidation preference (including, with respect to the shares of Series B Preferred Stock, the Series B Liquidation Amount) to which they shall be entitled under this Section 4(A), the holders of shares of Series B Preferred Stock and holders of shares of Parity Stock (if any) shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All payments for which this Section 4(A) provides shall be in cash, property (valued at its Fair Market Value as defined in Section 4(E) below) or a combination thereof; provided, however, that no cash shall be paid to holders of shares of Common Stock or any other Junior Stock unless each holder of the outstanding shares of Series B Preferred Stock has been paid in cash the full amount to which such holder shall be entitled under this Section 4(A). After payment of the full Series B Liquidation Amount, such holders of shares of Series B Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company. The “Series B Original Issue Price” shall be $115.00 per share of Series B Preferred Stock and shall be adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other like changes in the Company’s capital structure.

(B) For purposes hereof, any transaction of series of related transactions that constitutes (i) the sale, conveyance, exchange, lease or other transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, (ii) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities or economic interests of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such merger or consolidation, the parent corporation of such surviving entity), (iii) the sale or disposition (including by way of merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale or disposition is to a wholly-owned subsidiary of the Company or (iv) transaction or series of related transactions following which the Company’s stockholders prior to such transaction or series of related transactions own less than a majority of the voting securities or economic interests of the Company or surviving entity (or, if the surviving entity is a wholly-owned subsidiary of another corporation following such transaction or series of related transactions, the parent corporation of such surviving entity) (any such event, a “Reorganization Event”) shall be deemed to be a Liquidation unless otherwise determined by the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding. Notwithstanding the foregoing, any merger or reorganization exclusively between the Company and a wholly-owned subsidiary of the Company shall not be deemed to be a Reorganization Event.

(C) The Company shall not have the power to effect any transaction constituting a Reorganization Event pursuant to clause (ii) of Section 4(B) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with Section
4(A) above.

(D) Unless otherwise waived by the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding, written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than ten (10) days prior to the payment date stated therein, to the holders of record of the shares of Series B Preferred Stock then outstanding at their respective addresses as the same shall appear on the books of the Company.

(E) The “Fair Market Value” of any property in connection with any given transaction shall mean:

(i) if it is a security listed on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing of such transaction;

(ii) if it is a security actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction; and

(iii) if there is no active public market, then the value shall be the fair market value thereof as determined in good faith by the Board of Directors; provided, that if a majority of the holders of the Series B Preferred Stock then outstanding disagree with such determination, such fair market value shall be determined by a nationally recognized independent investment banking firm selected by such holders, and reasonably acceptable to the Board of Directors; provided, further, that the determination of such investment banking firm shall be binding upon the parties hereto and the cost thereof shall be borne by the Company.

Section 5. Conversion. The holder of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(A) Holder’s Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series B Preferred Stock then outstanding may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such holder into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Series B Original Issue Price multiplied by the number of shares of Series B Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(D) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. Upon a Voluntary Conversion, the Company must pay the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date (as defined below), whether or not declared.

(B) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert shares of Series B Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed and completed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Company, (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date but in no event later than three (3) Business Days (as defined below) after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such certificates in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice, and (C) wire instructions for payment of the amount equal to the Dividend Arrearage plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared. For the purposes of this Certificate of Designation, “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(ii) Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall within two (2) days send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of an originally executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) Business Days following the date of receipt by the Company of the originally executed Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third (3rd) Business Day), (i) issue and deliver to the Depository Trust Company (“DTC”) account on the holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled and (ii) wire the Dividend Arrearage, if any, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Voluntary Conversion Date, whether or not declared in accordance with the wire instructions provided pursuant to clause (C) of Section 5(B)(i) above. Notwithstanding the foregoing to the contrary, the Company or its designated transfer agent shall only be required to issue and deliver the shares to the DTC on a holder’s behalf via DWAC if such conversion is in connection with a sale and all requirements to effect such DWAC have been met, including, but not limited to, such shares being registered for resale pursuant to an effective registration statement and satisfaction of applicable prospectus delivery requirements, if any. If the Company or its designated transfer agent cannot issue the shares to a holder via DWAC because the aforementioned conditions are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Series B Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series B Preferred Stock being converted, then the Company shall, as soon as practicable, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a Voluntary Conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date.

(C) Company’s Right to Convert.

(i) At any time on or after the second anniversary of the date on which shares of Series B Preferred Stock are first issued, if the Company’s Common Stock trading volume averages 150,000 shares (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) per Trading Day (as defined below) (as reported by Bloomberg or such other reporting agency as may be reasonably designated by the Company and approved by the holders of a majority of the shares of Series B Preferred Stock then outstanding) over the immediately preceding 30 trading days and the daily volume weighted average price per share (“VWAP”) of the Common Stock on its principal trading market (the “Relevant Market”) over any 20 of the immediately preceding 30 Trading Days (as defined below) exceeds the product of (1) 2.5 and (2) the then applicable Conversion Price (as defined in Section 5(D) below) (a “Company Conversion Right Qualifying Event”), the Company will have the right, but not the obligation, at any time during which a Company Conversion Right Event exists and for the ten (10) Trading Days thereafter, to convert (the “Company Conversion Right”) each outstanding share of Series B Preferred Stock into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Series B Original Issue Price divided by (y) the Conversion Price of the Series B Preferred Stock in effect on the Company Conversion Date (as defined below), with the Company to pay to the holder of each outstanding share of Series B Preferred Stock an amount equal to the Dividend Arrearage, if any, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, Company Conversion Date, whether or not declared, with respect to shares so converted,.

(ii) To exercise a Company Conversion Right, the Company shall deliver to each holder of record of Series B Preferred Stock an irrevocable written notice (a “Company Conversion Notice”) indicating the effective date of the conversion (the “Company Conversion Date”).

(iii) On the Company Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent, and certificates previously representing shares of Series B Preferred Stock shall represent only the shares of Common Stock into which the shares of Series B Preferred Stock previously represented thereby have been converted pursuant hereto; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon such conversion of any shares of Series B Preferred Stock unless certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the conversion of the Series B Preferred Stock pursuant to this Section 5(C), the holders of shares of Series B Preferred Stock shall surrender the certificates representing such shares to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(B)(ii)) to the holder within three (3) Business Days of the holder’s delivery of the applicable Series B Preferred Stock certificates. Upon the Company Conversion Date and upon provision by a holder of outstanding shares of Series B Preferred Stock of such holder’s wire instructions, the Company shall wire, in accordance with such instructions, within three (3) Business Days of the provision of such instructions, the Dividend Arrearage, if any, in cash, plus an amount equal to any accrued dividends from the last Dividend Payment Date to, but excluding, the Company Conversion Date, whether or not declared, with respect to the shares so converted.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock effected by the Company’s exercise of the Company Conversion Right shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Company Conversion Date.

(v) The term “Trading Day” shall mean, for purposes of determining a VWAP per share of Common Stock, a Business Day on which the Relevant Market is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event. A “Market Disruption Event” shall mean that any of the following events that has occurred: (i) any suspension of, or limitation imposed on, trading by the Relevant Market during the one-hour period prior to the close of trading for the regular trading session for the Relevant Market (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Market, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock for the Relevant Market; (ii) any event (other than an event described in clause (iii) below) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session for the Relevant Market (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock in the Relevant Market or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock for the Relevant Market; or (iii) the failure to open of the Relevant Market on which futures or options contracts relating to the Common Stock, are traded or the closure of such market prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such market at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such market for execution at the actual closing time on such day.

(D) Conversion Price. The term “Conversion Price” shall mean $1.151 per share, subject to adjustment under Section 5(E) hereof.

(E) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding shares of Common Stock, the Conversion Price shall be proportionately decreased (e.g., a 2:1 stock split shall result in a decrease in the Conversion Price by  1/2 , taking into account all prior adjustments made thereto under this Section 5(E)). If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased (e.g., a 1:2 combination shall result in an increase in the Conversion Price by a multiple of 2, taking into account all prior adjustments made thereto under this Section 5(E)). Any adjustments under this Section 5(E)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

a)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

b)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Merger or Reorganization, etc. If at any time or from time to time after the Issuance Date there shall occur any reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event involving the Company (other than a Reorganization Event deemed to be a Liquidation pursuant to Section 4(B)) in which shares of Common Stock (but not shares of Series B Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 5(E)(i) or Section 5(E)(ii)), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event each share of Series B Preferred Stock shall thereafter be convertible in lieu of the shares of Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share

[1]	To be adjusted to the extent an event that would give rise to an adjustment under Section 5(E) occurs between signing and closing.

of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or other Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board and approved by the holders of a majority of the shares of Series B Preferred Stock then outstanding) shall be made in the application of the provisions in this Section 5(E) with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the shares of Series B Preferred Stock.

(iv) Successive Adjustments; Multiple Adjustments. After an adjustment is made to the Conversion Price under this Section 5, any subsequent event requiring an adjustment under this Section 5 shall cause an adjustment to such Conversion Price, as so adjusted.

(F) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price, or number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such shares of Series B Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of any such affected shares of Series B Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series B Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount provided, however, that any such adjustments that are less than one percent will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Company, (y) the date of any notice of redemption under Section 6 and (z) any Conversion Date (as defined below).

(G) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay to such holder cash equal to the product of such fraction multiplied by the average of the closing prices of the shares of Common Stock on the Company’s Relevant Market for the five (5) consecutive Trading Days immediately preceding the Voluntary Conversion Date or Company Conversion Date, as applicable.

(H) Reservation of Common Stock. The Company shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock according to the terms hereof, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding.

(I) Partial Conversion of Series B Preferred Stock. Conversion of shares of Series B Preferred Stock shall be deemed to have been effected on the Voluntary Conversion Date or Company Conversion Date, as applicable, and such date is referred to herein as the “Conversion Date.” Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series B Preferred Stock representing the unconverted portion of the shares of Series B Preferred Stock so surrendered.

Section 6. Redemption.

(A) In addition to all other rights of the holders of Series B Preferred Stock contained herein, from and after the date that is seven (7) years after the date on which a share of Series B Preferred Stock is first issued, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock shall have the right, at such holders’ option, to require the Company to redeem, to the extent there are funds legally available therefor, all or a portion of the shares of Series B Preferred Stock, at the election of each holder of such shares of Series B Preferred Stock, at a price per share of Series B Preferred Stock equal to the Stated Liquidation Preference Amount, plus an amount equal to any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the Redemption Date (as defined below), whether or not declared (the “Redemption Price”), by delivery of written notice to the Company (the “General Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Redemption Date”) set forth in the General Redemption Request.

(B) Promptly following receipt of the General Redemption Request and no later than twenty (20) days prior to a Redemption Date, the Company shall mail a notice of optional redemption by first-class mail, postage prepaid to each holder of shares of Series B Preferred Stock, which notice shall state (i) the Redemption Date and the Redemption Price, (ii) the date upon which the redemption right terminates, which shall be not earlier than seven (7) days prior to the Redemption Date, (iii) the then applicable Conversion Price for the Series B Preferred Stock then in effect, and (iv) reference to this Section 6. Any holder of shares of Series B Preferred Stock may then, in its sole discretion, exercise its redemption right with respect to all or any portion of the shares of Series B Preferred Stock (the “Redemption Securities”) beneficially owned by such holder by delivery to the Company of a written notice no less than seven (7) days prior to the Redemption Date stating (x) that such holder is exercising the right of redemption described herein and (y) the number of shares of the Redemption Securities with respect to which such holder is exercising its redemption right.

(C) The Company shall pay the applicable Redemption Price on the later of (i) the Redemption Date and (ii) upon the receipt of surrender of the certificates representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company shall so reasonably require and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require such holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Redemption Price.

(D) Shares of Series B Preferred Stock to be redeemed on the Redemption Date, as the case may be, will from and after the Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series B Preferred Stock (except the right to receive from the Company the applicable Redemption Price) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of dividends and the conversion rights) as provided herein.

(E) Notwithstanding anything in this Section 6 to the contrary, each holder shall retain the right to convert shares of Series B Preferred Stock subject to redemption, at any time on or prior to the Business Day immediately preceding the Redemption Date; provided, however, that any shares of Series B Preferred Stock for which a holder delivers a Conversion Notice to the Company on or prior to the Business day immediately preceding the Redemption Date shall not be redeemed pursuant to this Section 6.

(F) Any redemption of shares of Series B Preferred Stock pursuant to this Section 6 (such redemption, the “Redemption”) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor. At the time of the Redemption, the Company shall take all actions required or permitted under Delaware law to permit the Redemption, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make funds legally available for such Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series B Preferred Stock upon the Redemption, the Company shall use available funds to redeem a pro rata portion of such shares of Series B Preferred Stock.

Section 7. Retirement of Reacquired Shares. Any shares of Series B Preferred Stock purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, but may not be reissued as shares of Series B Preferred Stock.

Section 8. Ranking. The Series B Preferred Stock shall be senior to all Junior Stock and other Series of the Company’s preferred stock as to the payment of dividends and the distribution upon a liquidation, winding-up and dissolution of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true under the penalties of perjury this              day of June, 2009.

Michael Fox Senior Vice President and General Counsel

EXHIBIT A

JAMBA, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation, Preferences and Rights of the Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock of Jamba, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-1 or Series B-2 Preferred Stock, each with a par value of $0.001 per share (the “Preferred Shares”), of Jamba, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Series B-1 or Series B-2 Preferred Stock:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Name:

Title:

Dated:

Exhibit G

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment”) is made as of [•], 2009, between Jamba, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreements (as defined below).

RECITALS

A. Pursuant to that certain Rights Agreement dated as of October 8, 2008, (the “Rights Agreement”), the Board of Directors of the Company (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the common stock, par value $0.001 per share, of the Company outstanding as of the Close of Business on October 20, 2008 (the “Record Date”), each Right representing the right to purchase one one-thousandth (0.001) of a share of Series A Preferred Stock of the Company, having the rights, powers and preferences as set forth in a Certificate of Designation filed with the Secretary of State of Delaware and made a part of the Company’s Certificate of Incorporation, upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of common stock of the Company that shall become outstanding between the Record Date and the Distribution Date.

B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement, as determined by the Company in its sole and absolute discretion.

C. To the knowledge of the Board of Directors of the Company, there has been no occurrence of a Flip-In Event, nor has the Expiration Date occurred, and accordingly the Rights are currently redeemable pursuant to Section 23 of the Rights Agreement.

D. The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein.

E. The Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person shall be the Beneficial Owner (as such term is hereinafter defined) of fifteen percent (15%) or more of the outstanding Common Stock of the Company, without the prior approval of the Board of Directors; provided, however, that in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than fifteen percent (15%) of the Company’s outstanding Common Stock, become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding

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Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock Beneficially Owned by such Person; provided, further, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the Company’s outstanding Common Stock then outstanding solely by reason of a reduction of the number of shares of outstanding Common Stock, and shall thereafter become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person unless upon the consummation of the acquisition of such additional shares of Common Stock such person does not own fifteen percent (15%) or more of the shares of Common Stock then outstanding. An Acquiring Person shall not include an Exempt Person (as such term is hereinafter defined) or a Grandfathered Person (as such term is hereinafter defined); provided further that a Grandfathered Person shall become an Acquiring Person if, (i) the Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage without the prior approval of the Board of Directors; but (ii) the Grandfathered Person shall not become an Acquiring Person solely by reason of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock Beneficially Owned by such Person; provided, further, that if a Grandfathered Person shall become the Beneficial Owner of such Grandfathered Person’s Grandfathered Percentage or more of the Company’s outstanding Common Stock then outstanding solely by reason of a reduction of the number of shares of outstanding Common Stock, and shall thereafter become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Grandfathered Person shall be deemed to be an Acquiring Person unless upon the consummation of the acquisition of such additional shares of Common Stock such Grandfathered Person does not own such Grandfathered Person’s Grandfathered Percentage or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if (i) either (X) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, or (Y) within two Business Days of being requested by the Company to advise the Company regarding same, such Person certifies in writing that such Person acquired Beneficial Ownership of fifteen percent (15%) or more of the Company’s outstanding Common Stock (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) inadvertently or without knowledge of the terms of the Rights, and (ii) such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Rights Agreement.

2. The definitions below shall be added to Section 1 and integrated with the Rights Agreement:

“Grandfathered Percentage” shall mean, with respect to any Grandfathered Person, the lesser of (i) 20% of the outstanding shares of the Company’s Common Stock or (ii) the percentage of the outstanding shares of the Company’s Common Stock that such Grandfathered Person, together with all Affiliates and Associates of such Grandfathered Person, Beneficially Owns as of [•], 2009, plus an additional one percent (1%).

2

“Grandfathered Person” shall mean (i) [•1] (“[•1]”) together with any Affiliate or Associate of [•1] whose Beneficial Ownership of the Company’s Common Stock is required to be attributed to [•1] under Section 13 of the Securities Exchange Act pursuant to Rules 13d-3 and 13d-5 and SEC interpretative releases thereunder, including SEC Release No. 34-39538 (the “Attributed [•] Persons”) and (ii) [•2] (“[•2]”) together with any Affiliate or Associate of [•2] whose Beneficial Ownership of the Company’s Common Stock is required to be attributed to [•2] under Section 13 of the Securities Exchange Act pursuant to Rules 13d-3 and 13d-5 and SEC interpretative releases thereunder, including SEC Release No. 34-39538 (the “Attributed [•2] Persons”). For the elimination of doubt, and any provisions in the definitions of Acquiring Person and of Beneficial Owner to the contrary notwithstanding, (i) in determining which shares of the Company’s Common Stock are Beneficially Owned by the Grandfathered Person, any Affiliates or Associates of [•1] which are not Attributed [•1] Persons will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by such excluded Persons will not be attributed to the Grandfathered Person and (ii) in determining which shares of the Company’s Common Stock are Beneficially Owned by any Affiliates or Associates of [•1] which are not Attributed [•1] Persons, the Grandfathered Person (that is, [•1] together with the Attributed [•1] Persons) will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by the Grandfathered Person will not be attributed to any Affiliate or Associate of [•1] which is not an Attributed [•1] Person. For the elimination of doubt, and any provisions in the definitions of Acquiring Person and of Beneficial Owner to the contrary notwithstanding, (i) in determining which shares of the Company’s Common Stock are Beneficially Owned by the Grandfathered Person, any Affiliates or Associates of [•2] which are not Attributed [•2] Persons will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by such excluded Persons will not be attributed to the Grandfathered Person and (ii) in determining which shares of the Company’s Common Stock are Beneficially Owned by any Affiliates or Associates of [•2] which are not Attributed [•2] Persons, the Grandfathered Person (that is, [•2] together with the Attributed [•2] Persons) will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by the Grandfathered Person will not be attributed to any Affiliate or Associate of [•2] which is not an Attributed [•2] Person. Notwithstanding anything to the contrary provided in this Agreement, any Grandfathered Person who, after [•], 2009, becomes the Beneficial Owner of less than fifteen percent (15%) of the Company’s Common Stock shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered Person.

3. This Amendment shall be deemed effective as of [•], 2009, the date of approval by the Board of Directors of the Company, as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed, as of the date and year first above written.

JAMBA, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY As Rights Agent

By:
Name:
Title: